UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

ANNTAYLOR STORES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AnnTaylor Stores Corporation (the “Company”) will be held at 9:00 A.M., local time, on Thursday, April 27, 2006, at the Company’s offices at 7 Times Square, 5th Floor, New York, New York 10036, for the following purposes:

1.	To elect three Class III Directors of the Company, each to serve for a term of three years;

2.	To approve the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 120,000,000 shares to 200,000,000 shares;

3.	To approve certain amendments to the Company’s 2003 Equity Incentive Plan;

4.	To ratify the engagement by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2006; and

5.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on Tuesday, February 28, 2006 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. If you wish to attend the Annual Meeting, please bring the Admissions Ticket section of the Proxy Card as well as a form of government issued photo identification.

By Order of the Board of Directors,

Barbara K. Eisenberg

Secretary

New York, New York

March 23, 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND MAILING IT TO THE COMPANY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF INTERNET VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON THE PROXY CARD SENT TO YOU. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 27, 2006

PROXY STATEMENT

This Proxy Statement is being furnished to the stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 A.M., local time, on Thursday, April 27, 2006, at the Company’s offices located at 7 Times Square, 5th Floor, New York, New York 10036 and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon the: (1) election of three Class III Directors, each to serve for a term of three years; (2) approval of the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 120,000,000 shares to 200,000,000 shares; (3) approval of certain amendments to the Company’s 2003 Equity Incentive Plan; and (4) ratification of the engagement of the Company’s independent auditors for fiscal year 2006.

The mailing of this Proxy Statement and the accompanying form of proxy to the stockholders of the Company is expected to commence on or about March 23, 2006.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of the Company’s common stock, par value $.0068 per share (the “Common Stock”), at the close of business on February 28, 2006 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 72,524,654 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. If you hold your shares in “street name” through a broker, bank or other nominee, shares represented by “broker non-votes” will be counted in determining whether there is a quorum but will not be counted as votes cast on any non-discretionary matter.

Each stockholder is entitled to one vote per share for each share of Common Stock held of record in such stockholder’s name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting.

The Class III Directors will be elected by the affirmative vote of holders of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting. With respect to approval of Proposal 2, the affirmative vote of holders of a majority of the Company’s outstanding Common Stock entitled to vote at the Annual Meeting is required for approval. With respect to approval of each of Proposals 3 and 4, the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval.

In determining whether each of the proposals submitted to a vote of the stockholders has received the requisite number of affirmative votes, (i) abstentions will not be counted as votes cast in connection with determining the plurality required to elect Directors and will have no effect on the outcome of that vote, and

(ii) abstentions will be counted as shares present and entitled to vote and will have the same effect as a vote against Proposals 2, 3 and 4.

Shares of Common Stock that are represented by properly executed proxies and received in time for voting at the Annual Meeting (and that have not been revoked) will be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them for the election of all of the Board of Directors’ nominees for Class III Directors and in favor of Proposals 2, 3 and 4.

For stockholders who are participants in the Company’s Associate Discount Stock Purchase Plan and/or who hold shares of Common Stock through the Company’s 401(k) Savings Plan, the enclosed proxy card also serves as voting instructions to the respective plan custodian or trustee, as the case may be. If the signed proxy card is not received by April 24, 2006, (i) in the case of shares held through the Associate Discount Stock Purchase Plan, the custodian shall vote such shares in its discretion, subject to applicable regulations and (ii) in the case of shares held through the 401(k) Savings Plan, the trustee shall not vote such shares.

No business other than as set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person.

Any proxy may be revoked at any time before it is exercised by providing written notice of revocation to the Corporate Secretary of the Company, 7 Times Square, New York, New York 10036, by executing a proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy or an earlier vote.

Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation. The Company has retained Morrow & Co., Inc. (“Morrow”), a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians, and other fiduciaries. The Company expects the fees for Morrow to be approximately $8,500 plus expenses. The cost of this solicitation will be borne by the Company.

The principal executive offices of the Company are located at 7 Times Square, New York, New York 10036.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, each serving staggered three-year terms. The Company’s Certificate of Incorporation requires that such classes be as nearly equal in number of Directors as possible.

At the Annual Meeting, three Class III Directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2009, or until their respective successors are elected and qualified. The Board of Directors has nominated for re-election Wesley E. Cantrell, Kay Krill and Barbara A. Turf as Class III Directors. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors in the place of a nominee unable to serve. The Board of Directors has determined that each of the nominees for re-election is independent under the New York Stock Exchange (“NYSE”) listed company rules and applicable law except for Ms. Krill who is the President and Chief Executive Officer of the Company. See “Corporate Governance—Independence.”

The Board of Directors recommends that stockholders vote

“FOR” the Company’s nominees for Class III Directors.

Set forth below is a brief biography of each nominee for election as a Class III Director and of all other members of the Board of Directors who will continue in office.

Nominees for Election as Class III Directors

Term Expiring 2009

Wesley E. Cantrell, age 71. Mr. Cantrell has been a Director of the Company since 1998. He was Chief Executive Officer of Lanier WorldWide, Inc., a supplier of automated office imaging equipment and systems from 1987 to 2001, and Chairman of its Board of Directors from 1999 to 2001.

Kay Krill, age 50. Ms. Krill has been Chief Executive Officer of the Company since October, 2005 and President of the Company and a member of the Board of Directors since 2004. She was President of AnnTaylor Loft from 2001 until then and was Executive Vice President, Merchandise and Design of that division from 1998 to 2001.

Barbara A. Turf, age 63. Ms. Turf has been a Director of the Company since 2004. She has been President of Euromarket Designs, Inc., a specialty retailer of housewares and home furnishings under the name Crate & Barrel, since 1996.

Incumbent Class I Directors

Term Expiring 2007

Robert C. Grayson, age 61. Mr. Grayson has been a Director of the Company since 1992. He has been President of Robert C. Grayson & Associates, Inc., a retail marketing consulting firm, since 1992 and Chairman of Berglass-Grayson, a management consulting firm, since 1995. Mr. Grayson is also a director of Kenneth Cole Productions, Inc.

Michael W. Trapp, age 66. Mr. Trapp has been a Director of the Company since 2003. He was a partner at Ernst & Young LLP, public accountants, from 1973 until his retirement in 2000, where he held various executive positions including Managing Partner for the Southeast area. He was also a member of Ernst & Young’s Partner Advisory Council. Mr. Trapp is currently a private investor and a director of Global Payments, Inc. where he is chairman of its audit committee.

Incumbent Class II Directors

Term Expiring 2008

James J. Burke, Jr., age 54. Mr. Burke has been a Director of the Company since 1989. He has been a partner and director of Stonington Partners, Inc., a private investment firm, since 1993. Mr. Burke is also a director of Lincoln Educational Services Corporation.

Dale W. Hilpert, age 63. Mr. Hilpert has been a Director of the Company since 2004. From 2004 to February 2006, he was Chairman, Chief Executive Officer and President of Footstar, Inc., a footwear retailer that filed under Chapter 11 of the Bankruptcy Code in 2004. Prior to joining Footstar, he was Chief Executive Officer of Williams-Sonoma, Inc., a specialty retailer of home furnishings, from 2001 to 2003. Mr. Hilpert was Chairman and Chief Executive Officer of Foot Locker, Inc., a retailer of athletic footwear and apparel, from 1999 to 2001. He is also a director of Signet Group PLC (doing business as Kay Jewelers in the United States).

Ronald W. Hovsepian, age 44. Mr. Hovsepian has been Non-Executive Chairman of the Company’s Board of Directors since August, 2005 and has been a Director of the Company since 1998. Mr. Hovsepian has been President and Chief Operating Officer of Novell, Inc. (“Novell”), a technology company, since November, 2005. Prior thereto, he was Executive Vice President and President, Global Field Operations of Novell since May 2005 and was President, North America of Novell from 2003 to 2005. During 2002, Mr. Hovsepian was a Managing Director of Bear Stearns Asset Management, a technology venture capital fund. From 2000 to 2002, Mr. Hovsepian was a Managing Director of Internet Capital Group, a venture capital firm.

Linda A. Huett, age 61. Ms. Huett has been a Director of the Company since March, 2005. Since 2000, Ms. Huett has been President and Chief Executive Officer of Weight Watchers International, Inc. (“Weight Watchers”), a global branded consumer company and provider of weight-loss services. Ms. Huett is also a director of Weight Watchers.

Board of Directors and Committee Meetings

The Company’s Board of Directors held eight meetings in fiscal year 2005. Each Director attended at least 75% of the total number of Board meetings and meetings of Board Committees on which such Director served, other than Barbara Turf.

It is the Company’s policy that all Directors attend the Company’s Annual Meeting of Stockholders. All Directors attended the 2005 Annual Meeting of Stockholders, and it is anticipated that all Directors will attend the 2006 Annual Meeting of Stockholders.

The Board of Directors has established standing Audit, Compensation and Nominating and Corporate Governance Committees, each of which is composed entirely of independent Directors, as defined by NYSE listing standards and applicable law. The membership and functions of the standing committees of the Board of Directors are as follows:

Audit Committee: The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control over financial reporting and legal compliance functions of the Company and its subsidiaries. The Audit Committee’s principal functions include assisting the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent auditors; and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function. The Audit Committee held ten meetings in fiscal year 2005. The members of the Audit Committee are Messrs. Burke, Hilpert, Hovsepian and Trapp (Chairperson). The foregoing members all meet the Audit Committee independence and other requirements of the NYSE and applicable law. The Board of Directors has determined that Mr. Trapp qualifies as an “audit committee financial expert” within the meaning of the applicable rules of the Securities and Exchange Commission (the “Commission”).

Compensation Committee: The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation for the Company’s Chief Executive Officer, senior management and such other key management employees as the Compensation Committee may determine, to ensure that management’s interests are aligned with the interests of stockholders of the Company. The Compensation Committee’s principal functions include (i) establishing compensation philosophy and practices; (ii) reviewing compensation of key executives to ensure that it is tied to performance; (iii) reviewing and approving appropriate performance metrics under the Company’s incentive compensation plans, and determining amounts to be paid to key executives based on performance levels achieved; (iv) making recommendations to the

Board of Directors with respect to proposed employee benefits plans, incentive compensation plans and equity- based plans; and (v) preparing the report on executive compensation for inclusion in the Proxy Statement. The Compensation Committee held five meetings in fiscal year 2005. The members of the Compensation Committee are Messrs. Cantrell, Grayson, Hilpert (Chairperson) and Ms. Huett.

Nominating and Corporate Governance Committee: The purpose of the Nominating and Corporate Governance Committee is to provide assistance to the Board of Directors with respect to corporate governance matters and the size and composition of the Board. The Nominating and Corporate Governance Committee’s principal functions include (i) identifying individuals qualified to become members of the Board of Directors; (ii) recommending to the Board of Directors nominees for Directors for each annual meeting of stockholders and nominees for election to fill any vacancies on the Board of Directors; (iii) developing and recommending to the Board of Directors corporate governance principles applicable to the Company; and (iv) leading the annual review of the Board’s performance. For information concerning the Committee’s consideration of nominees recommended by stockholders, see “Stockholder Proposals for the 2007 Annual Meeting.” The Committee held four meetings in fiscal year 2005. The members of the Nominating and Corporate Governance Committee are Messrs. Burke, Cantrell (Chairperson), Hovsepian and Ms. Turf.

Compensation of Directors and Related Matters

Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company. Directors who are not employees of the Company (“Non-Employee Directors”) receive certain cash fees and grants of restricted stock as set forth in this section.

Non-Employee Director Cash Fees

Each Non-Employee Director is paid an annual retainer of $40,000. In addition, each Non-Employee Director receives:

•	a per Board meeting attendance fee of $1,500, which is paid only for the fifth and any subsequent Board meetings attended by the Director; and

•	a per Board Committee attendance fee of $1,500.

The Audit Committee and Nominating and Corporate Governance Committee Chairs each receive an annual fee of $20,000, and the Compensation Committee Chair receives an annual fee of $10,000.

The Non-Executive Chairman of the Board receives an annual retainer of $60,000.

Grant of Restricted Shares of Common Stock

Each Non-Employee Director receives an annual grant of restricted shares of Company Common Stock valued at $90,000 on the date of the Annual Meeting of Stockholders. The number of shares granted to each such Director is determined by using the fair market value of the Common Stock on the grant date (determined as the closing price on the preceding business day). The restricted shares of Common Stock vest on the first anniversary of the date of the grant. If a Director ceases to be a Director for any reason prior to the first anniversary of the date of the grant, the unvested restricted shares will be forfeited.

A Non-Employee Director joining the Board of Directors receives an initial grant of restricted shares of Common Stock valued at $150,000 on the grant date. The restricted shares of Common Stock vest on the third anniversary of the date of the grant. If a Director ceases to be a Director for any reason prior to the third anniversary of the date of the grant, the unvested restricted shares will be forfeited.

CORPORATE GOVERNANCE

Board Committee Charters

The charters for the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available free of charge on the Company’s website at http://investor.anntaylor.com or upon written request to the Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036.

Corporate Governance Guidelines

The Board of Directors of the Company adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at http://investor.anntaylor.com or upon written request to the Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036.

Business Conduct Guidelines

The Company has Business Conduct Guidelines that apply to all Company associates, including its chief executive officer, chief financial officer/principal accounting officer and controller, as well as members of the Board of Directors. The Business Conduct Guidelines are available free of charge on the Company’s website at http://investor.anntaylor.com or upon written request to the Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036. Any updates or amendments to the Business Conduct Guidelines, and any waiver that applies to a Director or executive officer, will also be posted on the website.

Independence

The Board has determined, after considering the relevant facts and circumstances, that all Non-Employee Directors of the Company (James J. Burke, Jr., Wesley E. Cantrell, Robert C. Grayson, Dale W. Hilpert, Ronald W. Hovsepian, Linda A. Huett, Michael W. Trapp and Barbara A. Turf), comprising eight of the nine members of the Board, are independent under the NYSE listed company rules and applicable law. In addition, all Board Committee members meet the applicable independence requirements of the NYSE and applicable law.

Executive Sessions of Non-Management Directors

The Company’s independent Directors meet separately in executive session without the Chief Executive Officer or representatives of management at each regularly scheduled Board meeting in accordance with the Company’s Corporate Governance Guidelines. The Non-Executive Chairman of the Board presides at such executive sessions.

Stockholder Communications with the Board of Directors

Security holders and other interested parties may contact the Board of Directors or the Non-Employee Directors as a group, at the following address:

Board of Directors

or

Outside Directors

AnnTaylor Stores Corporation

7 Times Square

New York, NY 10036

Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company’s Board of Directors using the above address or through the Ann Taylor Financial Integrity Reporting Line. Information about how to contact the Board and the Financial Integrity Reporting Line is also available on the Company’s website at http://investor.anntaylor.com. Information on the Company’s website is not incorporated by reference into this Proxy Statement.

PROPOSAL 2

AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors unanimously adopted, subject to stockholder approval, a resolution recommending that the Company’s Amended and Restated Certificate of Incorporation (the “Certificate”) be amended to increase the number of shares of authorized Common Stock of the Company to 200,000,000 shares from 120,000,000 shares. Such increase in the number of authorized shares of Common Stock would be effected by restating the first paragraph of current Article Fourth of the Certificate to read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is two hundred million (200,000,000) shares of Common Stock, each having a par value of sixty eight-one hundredths of one cent ($.0068), and two million (2,000,000) shares of preferred stock, each having a par value of one cent ($.01).”

The increase in authorized shares of Common Stock is recommended by the Board of Directors to provide sufficient reserve of such shares for the present and future needs of the Company, including any future stock splits that may be implemented by the Company. This increase could save the Company the expense and delay of having to hold a special stockholders’ meeting when a specific need arises. These shares of authorized Common Stock would be available for issuance in the future, from time to time, by action of the Board of Directors without further stockholder approval, unless otherwise required by law or by a regulation of the NYSE, where the Company’s Common Stock is listed. Except in connection with employee benefit and equity incentive plans, the Company’s management has no arrangements, agreements, understandings or plans at the present time to issue additional shares of Common Stock for any purposes.

The additional shares of Common Stock would be identical to the shares of Common Stock now authorized and outstanding, and this proposal would not affect the rights of holders of Common Stock. Any issuances of additional shares of Common Stock, however, could adversely affect the existing holders of shares of Common Stock by diluting their ownership, voting power and earnings per share with respect to such shares. The holders of the Company’s Common Stock do not have pre-emptive rights to purchase any shares of authorized capital stock of the Company. The Company is currently authorized to issue 2,000,000 shares of preferred stock, par value $0.01 per share. The proposed amendment to the Certificate will not affect this authorization.

The proposed increase in the number of shares of Common Stock the Company is authorized to issue is not intended to inhibit a change in control of the Company, and the Company does not intend to use such additional shares for anti-takeover purposes. However, the availability for issuance of additional shares of Common Stock could discourage, or make more difficult, efforts to obtain control of the Company. The Board of Directors is not currently aware of any attempt to take over or acquire the Company.

The Company presently is authorized to issue 120,000,000 shares of Common Stock. As of February 28, 2006, approximately 82,000,000 shares of Common Stock were issued and approximately 73,000,000 shares were outstanding (net of approximately 9,000,000 treasury shares). Of the remaining authorized but unissued shares, approximately 6,000,000 shares were reserved for issuance under the Company’s equity incentive and purchase plans. Based upon the foregoing, the Company has approximately 32,000,000 shares remaining available for other purposes.

Stockholder Approval

The amendment to Article Fourth of the Certificate requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

PROPOSAL 3

APPROVAL OF AMENDMENTS TO THE

COMPANY’S 2003 EQUITY INCENTIVE PLAN

The Board of Directors of the Company has unanimously approved, subject to stockholder approval, amendments to the AnnTaylor Stores Corporation’s 2003 Equity Incentive Plan (the “2003 Plan”) which would (1) increase the overall number of shares available for awards under the 2003 Plan by 2,200,000 shares of Common Stock (from 3,300,000 to 5,500,000), of which no more than 1,100,000 of the additional 2,200,000 shares may be used for the grant of restricted shares and restricted units, and (2) increase the individual limit on grants in any fiscal year of restricted shares and restricted units which are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) by 50,000 shares (from 150,000 to 200,000).

The Board believes that maintaining an adequate number of shares for future awards in the 2003 Plan is a critical tool in helping the Company to achieve its objectives of attracting, motivating and retaining executives and other key employees with experience and ability and strengthening their identity of interest with the interests of the Company’s stockholders. The Board of Directors also believes the availability of stock options, restricted stock and restricted units is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified employees.

The Board believes that the current number of shares available for grants (and the number of shares available for grants of restricted stock and restricted units) will not be sufficient to meet the Company’s anticipated needs going forward. In addition, the Board believes that it would be in the best interests of the Company and its stockholders to grant awards of performance-based restricted stock and restricted units to the Company’s senior executives to a greater extent than the Company has done in the past. Therefore, with the intent to provide the Company with a sufficient number of shares for its grants of stock options, restricted stock and restricted units, the Board approved certain amendments to the 2003 Plan, subject to stockholder approval.

Amendments Requiring Stockholder Approval

Increase in Authorized Shares

The amendment to the 2003 Plan would increase the overall number of authorized shares available for grants. Under the 2003 Plan as currently in effect, 3,300,000 shares are authorized to be issued in connection with awards (this reflects the 3-for-2 stock split in May 2004). As of February 28, 2006, only 186,841 shares remained available for grants under the 2003 Plan. The amendment would increase the overall number of shares of Common Stock authorized for issuance by 2,200,000, so that an aggregate of 5,500,000 shares would be available for issuance under the 2003 Plan.

Increase in Shares Available for Awards of Restricted Shares and Restricted Units

The amendment to the 2003 Plan would increase by 1,100,000 the overall number of authorized shares under the 2003 Plan which could be used for grants of restricted shares and restricted units. Under the 2003 Plan as currently in effect, no more than 660,000 shares (from the 3,300,000 shares currently authorized for grant) can be used for grants of restricted shares and restricted units (this also reflects the 3-for-2 stock split in May 2004). As of February 28, 2006, only 96,094 shares remained available for these grants. The amendment would increase this number by 1,100,000, so that, if the amendments to the 2003 Plan are approved by stockholders, an aggregate of 1,760,000 shares would be available for these grants (from the aggregate of 5,500,000 shares authorized under the 2003 Plan, if stockholders approve the amendments).

Increase in Annual Limit for Awards of Performance-Based Restricted Shares and Restricted Units

Under the 2003 Plan as currently in effect, there is an annual limit of 150,000 shares on grants which may be made to an individual in any fiscal year in the form of restricted stock or restricted units which are intended to be performance-based compensation within the meaning of Section 162(m) of the Code. Section 162(m) of the Code generally limits the deductibility of certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to the following individuals who are employed as of the end of such corporation’s tax year: the chief executive officer and the four other most highly compensated executive officers who are named in the summary compensation table of the corporation’s proxy statement. Compensation that qualifies as “performance-based” compensation is, however, exempt from the $1,000,000 deductibility limitation. In order for compensation to so qualify, the stockholders of the Company must approve the material terms of the performance goals, including the maximum amount of compensation which may be paid upon the attainment of performance goals. Consequently, since the amendment to the 2003 Plan would increase the annual limit on grants of performance-based restricted shares and restricted units, the amendment is subject to stockholder approval in order to satisfy the requirements of Section 162(m). Stockholder approval will also accommodate the grant of 200,000 shares of performance-based restricted stock to Ms. Krill (discussed below), which, together with the grant to her of 200,000 shares of time-based restricted stock, is subject to stockholder approval of this Proposal 3.

Key Corporate Governance Features

The 2003 Plan contains a number of provisions that the Board of Directors believes are consistent with the interests of stockholders and sound corporate governance practices. Some of the key features of the 2003 Plan that reflect the Board’s commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Description and Principal Features of the 2003 Plan.”

•	Limited Ability to Grant Restricted Stock and Restricted Unit Awards. If the proposed amendments are approved, the number of shares that may be issued in respect of restricted stock and restricted unit awards is limited under the 2003 Plan to 1,760,000 shares (which would be equal to approximately 32% of the 5,500,000 shares which would be authorized under the 2003 Plan, as amended).

•	No Liberal Recycling Provisions. Although the 2003 Plan provides that only shares covering awards that are forfeited, canceled, exchanged or surrendered (or that otherwise terminate or expire without distribution of shares) will again be available for issuance under the 2003 Plan, the following shares will not be added back to the aggregate plan limit: (1) shares tendered by the option holder in payment of the option price; and (2) shares tendered or withheld in respect of tax withholding obligations.

•	Minimum Vesting Periods. The 2003 Plan provides that the exercise schedule applicable to time-based options granted to employees of the Company (and the rate at which restricted stock and restricted unit awards will vest) will be no more rapid than one-third per year from the date of grant (subject to earlier vesting upon a change in control of the Company (referred to as an “Acceleration Event”) or certain terminations of employment).

•	No Stock Option Repricing. The 2003 Plan prohibits the repricing of stock options without the approval of stockholders. This provision applies to both direct repricings—lowering the exercise price of a stock option—as well as indirect repricings—canceling an outstanding stock option and granting a replacement stock option with a lower exercise price.

•	No Discount Stock Options. The 2003 Plan prohibits the granting of stock options with an exercise price of less than the fair market value of the Company’s Common Stock at the time of grant (the closing price on the last business day preceding the day the stock option is granted).

•	An Independent Compensation Committee. The 2003 Plan will be administered by the Compensation Committee consisting solely of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code, a “nonemployee director” within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “independent director” as such term is defined in the NYSE Listed Company Manual.

Description of Principal Features of the 2003 Plan

The description in this Proxy Statement of the 2003 Plan is qualified in its entirety by reference to the text of the 2003 Plan, as amended, attached to this Proxy Statement as Exhibit A. Capitalized terms not otherwise defined herein will have the meanings assigned to such terms in the 2003 Plan.

Administration

The 2003 Plan is administered by the Compensation Committee of the Company’s Board of Directors, which has the authority to, among other things, grant options and make awards of restricted stock and restricted units (i.e., rights to acquire shares or cash in the future, subject to the attainment of vesting conditions). The Compensation Committee also determines the other terms and conditions of awards (subject to the terms of the 2003 Plan), including exercise price and vesting schedule or conditions.

Eligibility

Awards under the 2003 Plan may be granted to key employees of the Company and its subsidiaries (including officers) and to non-employee directors of the Company. Approximately 165 employees and Directors are currently eligible to participate in the 2003 Plan.

Stock Available for Awards; Individual Limitations

If the amendments to the 2003 Plan are approved by stockholders, the overall number of shares of Common Stock authorized for issuance under the 2003 Plan will be increased to 5,500,000, of which 1,760,000 would be available for grants of restricted stock and restricted units, and a maximum of 200,000 shares of restricted stock or restricted units intended to be performance-based compensation for purposes of Section 162(m) of the Code may be granted to a participant in any fiscal year. Under the 2003 Plan, options for a maximum of 600,000 shares (after taking into account the 3-for-2 stock split in May, 2004) may be granted to any single participant during any fiscal year. All of these share limitations are subject to equitable adjustment in the event of corporate transactions or certain changes in the capital structure of the Company. If any awards are forfeited, canceled or surrendered, the shares which had been subject to the award will again available for grants under the 2003 Plan. However, shares that are tendered to satisfy an award’s exercise price and shares that are withheld in satisfaction of tax obligations will not become available for grants under the 2003 Plan.

Terms and Conditions of Options

Options granted under the 2003 Plan may be either incentive stock options (options with special tax attributes, discussed below) or options which are not incentive stock options (called nonstatutory stock options). Options are generally subject to vesting conditions (typically requiring continued employment or the achievement of performance goals), which are determined by the Compensation Committee. Options which vest based on continued employment will become exercisable at a rate no more rapid than one-third per year from the date of grant, subject to earlier vesting upon an Acceleration Event or certain terminations of employment. The

Compensation Committee also has the authority to accelerate the exercisability of options granted under the 2003 Plan. The maximum exercise period of options is 10 years from the date of grant. The exercise price of options must be at least 100 percent of the Fair Market Value of the underlying shares on the date of grant. Unvested options generally terminate when the option holder’s employment terminates; depending on the circumstances of the termination, vested options may remain exercisable for between 90 days and three years following termination. The Compensation Committee may, subject to applicable law, also extend the period for exercise of options, but not beyond the date on which the Option would otherwise expire or beyond the date that would be permissible under Section 409A of the Code. If an Acceleration Event occurs, unvested options will become fully vested and exercisable. In connection with an Acceleration Event, the Compensation Committee may also determine to make a payment in cancellation of outstanding options, such payment for each option to be equal to the excess of the Fair Market Value of the shares on the Acceleration Date over the exercise price of the option.

Terms and Conditions of Restricted Stock Awards and Restricted Unit Awards

The 2003 Plan provides for the grant of restricted stock and restricted units. In general, restricted stock is stock which cannot be transferred, and remains subject to a risk of forfeiture, until the applicable vesting conditions (set by the Compensation Committee) are attained. Restricted units grants are awards which entitle the holder to receive cash or shares in the future, if the vesting conditions are attained. Grants of restricted stock and restricted units which vest based on continued employment are expected to vest at a rate no more rapid than one-third per year from the date of grant, subject to earlier vesting upon an Acceleration Event or certain terminations of employment. Grants of restricted stock and restricted units may also vest based upon the attainment of performance goals set forth in the 2003 Plan, as determined by the Compensation Committee. The Compensation Committee also has the authority to cancel or waive the vesting conditions applicable to restricted stock and restricted units granted under the 2003 Plan. Upon the occurrence of an Acceleration Event, all restrictions outstanding with respect to restricted stock and restricted units will automatically expire. Unvested restricted stock and restricted units typically are forfeited if an award holder’s employment terminates prior to the attainment of vesting conditions. Holders of restricted stock awards are entitled to dividends paid on the underlying stock, although such dividends may be subjected to the same vesting conditions as the restricted stock to which they are attributable. It is expected that holders of restricted units would be credited with dividend equivalents on such terms as the Compensation Committee may approve.

Amendment and Termination

The term of the 2003 Plan extends until May 1, 2013, but awards granted prior to that date may extend beyond that date in accordance with their terms. The Board of Directors may generally suspend, terminate, modify or amend the 2003 Plan at any time, subject to stockholder approval if required under applicable law or stock exchange requirements. In addition, stockholder approval would be required to increase the total number of shares reserved for the purpose of the 2003 Plan or reduce the exercise price for options by repricing or replacing such grants, whether or not such approval was required under applicable law or pursuant to exchange requirements. The Board of Directors may also amend awards, without a participant’s consent, if necessary to prevent a violation of Section 409A of the Code, pertaining to deferred compensation.

Certain Federal Income Tax Effects

The following discussion of certain relevant federal income tax effects applicable to options, restricted stock and restricted units granted under the 2003 Plan is a brief summary only, and reference should be made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax provisions.

Nonstatutory Stock Options

In the case of a nonstatutory stock option, an employee generally will not be taxed upon the grant of the option. Rather, at the time of exercise of the nonstatutory stock option, the employee will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the option exercise price. The Company will generally be entitled to a tax deduction at the time, and in the amount, that the employee recognizes ordinary income.

An employee who pays the option price upon exercise of an option, in whole or in part, by delivering shares of the Company’s common stock already owned, will generally not recognize gain or loss on the shares surrendered at the time of such delivery. Rather, such gain or loss recognition will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

Incentive Stock Options

In general, no taxable income is realized by an employee upon the grant of an incentive stock option. If the employee does not dispose of the option shares within the two-year period after the date of grant or within one year after the receipt of such shares by the employee (an earlier disposition is a “disqualifying disposition”), then, generally upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the shares on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the employee’s “alternative minimum taxable income.”

If shares acquired upon the exercise of an incentive stock option are disposed of in a disqualifying disposition, the employee generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares.

Restricted Stock and Restricted Units

In the case of restricted stock or restricted units, an employee generally will not be taxed upon the grant of the award. Rather, at the time of vesting of a restricted stock award (or payment in settlement of a restricted unit award), the employee will generally recognize ordinary income for federal income tax purposes in an amount equal to the then fair market value of the shares subject to the portion of the restricted stock award becoming vested (or, in the case of a restricted unit award, the fair market value of the shares and/or the amount of cash delivered to the recipient). Recipients of restricted stock awards may also elect to be taxed at ordinary income rates at the time of grant (notwithstanding that the restricted shares are not vested), in which case future changes in the value of the shares are eligible to be taxed as capital gain or loss when the shares are ultimately sold. The Company will generally be entitled to a tax deduction at the time, and in the amount, that the employee recognizes ordinary income.

New Plan Benefits

Awards under the 2003 Plan are made in the discretion of the Compensation Committee. Accordingly, in general, future awards under the 2003 Plan are not determinable at this time. Grants of options and restricted stock under the 2003 Plan to the Company’s named executive officers during the last fiscal year are summarized in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement; grants of restricted stock to the Company’s non-employee directors during the last fiscal year under the 2003 Plan are described in the “Compensation of Directors and Related Matters” section of this Proxy Statement. Under all of the Company’s equity plans, options and restricted stock awards for an aggregate of 1,452,850 and 340,240 shares, respectively, were made during the last fiscal year to the Company’s executives and key employees (other than our named executive officers).

In November 2005, the Compensation Committee granted, subject to stockholder approval of this Proposal 3, an award of 400,000 shares of restricted stock to Ms. Krill in connection with her promotion to Chief Executive Officer. An aggregate of 200,000 of these shares will vest in three equal increments on October 1 of each of 2006, 2007 and 2008 (subject to Ms. Krill’s continued employment) and the remaining 200,000 shares are eligible to vest in three increments, based on the attainment of corporate performance goals keyed to earnings per share for each of fiscal years 2006, 2007 and 2008.

In addition, in accordance with the Company’s customary practice of making equity grants to executives and key employees, in March 2006 the Compensation Committee granted new awards of options and restricted stock with respect to an aggregate of 702,400 and 286,600 shares, respectively. This includes the new awards made to our named executive officers as follows: Ms. Krill, 100,000 options at an exercise price of $35.49 and 40,000 restricted shares; Anthony Romano, 15,000 options at an exercise price of $35.49 and 6,000 restricted shares; and Barbara Eisenberg, 20,000 options at an exercise price of $35.49 and 10,500 restricted shares.

All of the awards described in the two preceding paragraphs are subject to stockholder approval and will be null and void and of no force and effect if this Proposal 3 is not approved.

Market Price of Common Stock

As of March 9, 2006, the fair market value of the Common Stock was $35.33 per share, based on the closing price of the Common Stock as reported by the NYSE.

Stockholder Approval Requirements

The approval of the amendments to the 2003 Plan requires the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The Compensation Committee, Board of Directors and the Company’s management believe it is in the best interests of the Company and its stockholders to approve these amendments to the 2003 Plan.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

PROPOSAL 4

RATIFICATION OF THE ENGAGEMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP (“Deloitte”), Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for fiscal year 2006.

Independent Auditor Fees and Services

The following table presents fees billed for professional services rendered by Deloitte for fiscal years 2005 and 2004.

	2005	2004
Audit Fees	$1,264,645	$1,414,132
Audit-Related Fees (1)	83,750	42,000
Tax Fees (2)	243,390	178,695
All Other Fees	0	0

Deloitte Total Fees	$1,591,785	$1,634,827

(1)	Audit-Related Fees include fees billed in 2005 and 2004 for audits and other services related to the Company’s employee benefit plans. In addition, in fiscal year 2005, additional services were rendered in connection with the provision of a required notice to California and technical accounting updates and, in fiscal year 2004, additional services were rendered with respect to the Company’s convertible debt.

(2)	Tax Fees represent fees billed for professional services rendered by Deloitte to the Company for tax compliance (including federal, state, local and international) and related matters such as tax examination assistance.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures regarding pre-approval of audit, audit-related, tax, and other services that the independent auditors may perform for the Company. Under the policy, predictable and recurring services are generally approved by the Audit Committee on an annual basis. The Audit Committee must pre-approve on an individual basis any requests for audit, audit-related, tax, and other services not covered by the services that are pre-approved annually, subject to certain de minimis exceptions permitted under the Exchange Act for services other than audit, review or attest services.

The Audit Committee may delegate pre-approval authority to any of its members if the aggregate estimated fees for all current and future periods for which the services are to be rendered will not exceed a designated amount, and any such pre-approval must be reported at the next scheduled meeting of the Audit Committee.

The Audit Committee may prohibit services that in its view may compromise, or appear to compromise, the independence and objectivity of the independent auditor. The Audit Committee also periodically reviews a schedule of fees paid and payable to the independent auditors by type of service being or expected to be provided.

In fiscal year 2005, all fees for audit, audit-related, tax and other services performed by the independent auditors were pre-approved by the Audit Committee.

Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request stockholder ratification of the engagement of the Company’s independent auditors. If stockholders do not approve ratification of the engagement of such auditors, the Audit Committee of the Board of Directors will reconsider the engagement.

Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Audit Committee of the Board of Directors

recommends that stockholders vote “FOR”

ratification of the engagement of Deloitte & Touche LLP as

independent auditors for the Company for fiscal year 2006.

AUDIT COMMITTEE REPORT

Introduction

The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting, internal control over financial reporting and legal compliance functions of the Company and its subsidiaries, including, without limitation, assisting the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the Company’s independent auditors; and (iv) the performance of the Company’s independent auditors and the Company’s internal audit function. In carrying out its oversight responsibilities, the Audit Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The Audit Committee recognizes that the Company’s management has the responsibility for the Company’s financial statements and the independent auditors have the responsibility to audit such financial statements in accordance with generally accepted auditing standards.

Structure and Membership

The Audit Committee is governed by a written charter, a copy of which can be found on the Company’s website at http://investor.anntaylor.com. The Audit Committee consists of four Directors, all of whom meet the independence requirements of the NYSE and applicable law. No member of the Audit Committee is, or has been within the last three years, an officer of the Company or employed or affiliated with Deloitte. No member of the Audit Committee has any relationship with the Company that, in the opinion of the Board of Directors, would interfere with his independence from management and the Company. No member of the Audit Committee simultaneously serves on the audit committee of more than one other public company. In the judgment of the Board, each member of the Audit Committee is financially literate, and at least one member of the Audit Committee has accounting or related financial management expertise. In addition, Mr. Trapp has been determined to be the “audit committee financial expert.”

Audit Committee Activities

The Audit Committee generally meets seven times annually, and the Committee Chair reports to the Board of Directors periodically with respect to its activities and its recommendations. The Audit Committee periodically meets in executive session with each of the independent auditors, the Vice President of Internal Audit and the General Counsel.

In discharging its oversight responsibilities for fiscal year 2005, the Audit Committee: (1) reviewed and discussed the audited financial statements and critical accounting policies applied by the Company with management and the Company’s independent auditors, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (2) discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended; (3) reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1, and discussed with the independent auditors any relationships that may affect the auditors’ objectivity and independence; (4) discussed with management, including the Company’s Risk Officer and Vice President of Internal Audit, and the independent auditors, the Company’s processes for risk assessment and management, major risk exposures and strategies to mitigate those risks; (5) reviewed with the Company’s General Counsel material legal affairs of the Company and the Company’s compliance with applicable law, including its Compliance and Ethics program; (6) engaged, approved the fees paid to, and evaluated the performance of the independent auditors; (7) reviewed with management the Company’s disclosure controls and procedures and the certifications of the Company’s Chief Executive Officer and Chief Financial Officer with respect to the Company’s periodic reports; and (8) reviewed with management and the independent auditors management’s annual report on internal control over financial reporting and the independent auditors’ report relating thereto. The Audit Committee also reviewed with Deloitte and management significant developments in accounting rules.

The Audit Committee has received written disclosure from Deloitte that it is independent, as required by the Independence Standards Board Standard No. 1. Deloitte informed the Audit Committee that it has disclosed to the Audit Committee in writing all relationships between Deloitte and the Company and its subsidiaries that, in Deloitte’s professional judgment, may reasonably be thought to bear on its independence. Deloitte also has confirmed that, in its professional judgment, it is independent of the Company within the meaning of the securities laws.

The Audit Committee also conferred periodically with the Company’s Vice President of Internal Audit regarding planned activities of the Company’s internal audit department and reviewed the results of such audits. It also reviewed the findings of the Company’s internal audit department and Deloitte on the adequacy and effectiveness of the Company’s internal accounting and financial controls and the results of fiscal policies and financial management of the Company. Additionally, the Audit Committee held discussions with management, including the Vice President of Internal Audit, to review the status of the Company’s compliance with the rules on internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended January 28, 2006 and the specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Company’s Annual Report on Form 10-K for such fiscal year, for filing with the Securities and Exchange Commission.

Michael W. Trapp (Chairperson)

James J. Burke, Jr.

Dale W. Hilpert

Ronald W. Hovsepian

STOCK PERFORMANCE GRAPH

The following graph compares the percentage changes in the Company’s cumulative total stockholder return on the Company’s Common Stock for the five-year period ended January 28, 2006, with the cumulative total return on the Standard & Poor’s 500 Stock Index (“S&P 500”) and the Dow Jones U.S. Retailers, Apparel Index for the same period. In accordance with the rules of the Commission, the returns are indexed to a value of $100 at February 3, 2001 and assume that all dividends, if any, were reinvested.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among AnnTaylor Stores Corporation, the S&P 500 Index

and the Dow Jones U.S. Retailers, Apparel Index

*	$100 invested on 2/3/01 in stock or on 1/31/01 in index-including reinvestment of dividends. Indexes calculated on month-end basis.

	2/3/01	2/2/02	2/1/03	1/31/04	1/29/05	1/28/06

AnnTaylor Stores Corporation	100.00	140.42	103.43	225.08	177.65	285.44
S & P 500	100.00	83.85	64.55	86.87	92.28	101.86
Dow Jones U.S. Retailers, Apparel Index	100.00	86.11	73.85	98.69	121.80	137.98

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

The following Table sets forth certain information as of February 28, 2006 concerning the beneficial ownership of the Company’s Common Stock by (i) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, (ii) each current Director, (iii) the named executive officers listed in the Table entitled “Summary Compensation Table,” and (iv) all current Directors and executive officers as a group. Except as otherwise indicated, each stockholder listed below has sole voting and investment power with respect to his/her shares of Common Stock. The Commission has defined the term “beneficial ownership” to include any person who has or shares voting power or investment power with respect to any security or who has the right to acquire beneficial ownership of any security within 60 days. All share numbers in this Table have been adjusted for the May, 2002 and May, 2004 stock splits of the Common Stock.

Name of Beneficial Owner	No. of Shares of Common Stock	Percent of Class
FMR Corp. and affiliates (a)	10,918,614	15.06%
T. Rowe Price Associates, Inc. (b)	5,540,875	7.64%
Barclays Global Investors, N.A. (c)	4,563,411	6.29%
Ziff Asset Management, L.P. (d)	4,460,000	6.15%
Ronald W. Hovsepian (e)	58,080	*
Kay Krill (e)(f)	507,410	*
Laura A. Weil (e)	162,500	*
Barbara K. Eisenberg (e)	64,014	*
Anthony Romano (e)	69,925	*
James M. Smith (e)	147,081	*
James J. Burke, Jr. (e)	125,455	*
Wesley E. Cantrell (e)	53,580	*
Robert C. Grayson (e)	74,330	*
Dale W. Hilpert (e)	20,580	*
Linda A. Huett (e)	20,580	*
Michael W. Trapp (e)	28,080	*
Barbara A. Turf (e)	20,580	*
J. Patrick Spainhour (e)	243,094	*
All Current Executive Officers and Directors as a Group (13 persons) (e)	1,352,195	1.84%

*	Less than 1%

(a)	In an amended Schedule 13G filed with the Commission on February 14, 2006, FMR Corp. and Edward C. Johnson 3d (“ECJ”) reported beneficial ownership of 10,918,614 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and an investment adviser, is the beneficial owner of 10,884,741 shares as a result of acting as investment adviser to various investment companies. ECJ and FMR Corp., through its control of Fidelity, and the Fidelity funds (the “Fidelity Funds”), each has sole power to dispose of the 10,884,741 shares owned by the Fidelity Funds. The Board of Trustees of the Fidelity Funds has the sole power to vote or direct the voting of the shares owned directly by such entity. Fidelity International Limited (“FIL”), which provides investment advisory and management services to non-U.S. investment companies and certain institutional investors, is the beneficial owner of 33,900 shares. A partnership controlled predominately by members of the family of ECJ owns shares of FIL voting stock, with the right to cast approximately 38% of the total votes which may be cast by all holders of FIL voting stock. The address for each of FMR Corp. and ECJ is 82 Devonshire Street, Boston, Massachusetts 02109.

(footnotes continued on next page)

(footnotes continued from previous page)

(b)	In an amended Schedule 13G filed with the Commission on February 14, 2006, T. Rowe Price Associates, Inc. (“Price Associates”) reported beneficial ownership of 5,540,875 shares. Price Associates has sole voting power over 703,800 shares and sole dispositive power over 5,540,875 shares. Price Associates’ address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(c)	In a Schedule 13G filed with the Commission on February 17, 2004, Barclays Global Investors, N.A. (“Barclays”), Barclays Global Fund Advisors and Barclays Bank PLC reported beneficial ownership of 4,563,411 shares. Barclays, Barclays Global Fund Advisors and Barclays Bank PLC each have sole voting and dispositive power over 2,938,695 shares, 1,197,861 shares, and 59,400 shares, respectively. The address for Barclays and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105, and the address for Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH.

(d)	In an amended Schedule 13G filed with the Commission on February 13, 2006, Ziff Asset Management, L.P. (“ZAM”), PBK Holdings, Inc. (“PBK”), Philip B. Korsant and ZBI Equities, LLC (“ZBI”) reported beneficial ownership of 4,460,000 shares. Each of ZAM, PBK and Philip B. Korsant has shared voting power and shared dispositive power over 4,460,000 shares. The address for each of ZAM, PBK, Philip B. Korsant and ZBI is 283 Greenwich Avenue, Greenwich, CT 06830.

(e)	The shares listed include shares subject to stock options that are or will become exercisable within 60 days of February 28, 2006 as follows: Mr. Hovsepian, 54,375 shares; Ms. Krill, 312,187 shares; Ms. Weil, 87,500 shares; Ms. Eisenberg, 36,750 shares; Mr. Romano, 35,437 shares; Mr. Smith, 108,937 shares; Mr. Burke, 33,000 shares; Mr. Cantrell, 49,875 shares; Mr. Grayson, 54,375 shares; Mr. Hilpert, 16,875 shares; Ms. Huett, 16,875 shares; Mr. Trapp, 24,375 shares; Ms. Turf, 16,875 shares; and Mr. Spainhour, 197,250 shares. The shares listed also include restricted shares which have not yet vested and which are subject to forfeiture as follows: Mr. Hovsepian, 3,705 shares; Ms. Krill, 131,792 shares; Ms. Weil 75,000 shares; Ms. Eisenberg, 18,625 shares; Mr. Romano, 32,750 shares; Mr. Smith, 15,750 shares; Mr. Burke, 3,705 shares; Mr. Cantrell, 3,705 shares; Mr. Grayson, 3,705 shares; Mr. Hilpert, 3,705 shares; Ms. Huett, 3,705 shares; Mr. Trapp, 3,705 shares; and Ms. Turf, 3,705 shares.

(f)	Ms. Krill’s beneficial ownership of the shares of Common Stock does not reflect 200,000 time-vesting restricted shares and 200,000 performance-vesting restricted shares of Common Stock granted to her under her employment agreement, dated as of October 1, 2005 (the “Krill Agreement”), which are subject to stockholder approval of amendments to the Company’s 2003 Equity Incentive Plan at the Annual Meeting. See “Proposal 3—Approval of Amendments to the Company’s 2003 Equity Incentive Plan.”

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors and certain officers and holders of more than 10% of the Company’s Common Stock to file with the Commission and the NYSE reports of their ownership and changes in their ownership of Common Stock. Based solely on a review of copies of Section 16(a) reports furnished to the Company, or written representations from certain reporting persons, the Company believes that during fiscal year 2005 all transactions were reported on a timely basis, except that, (i) Robert C. Grayson, a Director of the Company, reported on a Form 4 filed on February 22, 2006 shares he sold on September 6, 2005; (ii) J. Patrick Spainhour, the former Chairman and CEO, reported on a Form 4 filed on April 5, 2005 the sale of shares to satisfy his tax withholding obligation with respect to the vesting of performance-vesting restricted stock that vested on March 15, 2005; and (iii) Dwight Meyer, a former executive officer, reported on a Form 4 filed on March 23, 2005 stock options he exercised and shares he sold on March 18, 2005.

EXECUTIVE OFFICERS

The following Table lists certain information regarding the executive officers of the Company:

Name	Position and Offices
Kay Krill	Chief Executive Officer, President and a Director
Laura A. Weil	Senior Executive Vice President and Chief Operating Officer
Barbara K. Eisenberg	Executive Vice President, General Counsel and Secretary
Anthony M. Romano	Executive Vice President, Supply Chain
James M. Smith	Executive Vice President, Chief Financial Officer and Treasurer

Information regarding Ms. Krill is set forth above under “Nominees for Election as Class III Directors.”

Laura A. Weil, age 49. Ms. Weil joined the Company in October, 2005 as Senior Executive Vice President and Chief Operating Officer. Prior thereto, Ms. Weil served as Chief Financial Officer and Executive Vice President of American Eagle Outfitters, Inc., a retailer for the teen and young adult market, from 1995 to 2005.

Barbara K. Eisenberg, age 60. Ms. Eisenberg has been Executive Vice President, General Counsel and Secretary since March, 2005. Prior thereto, she was Senior Vice President, General Counsel and Secretary from 2001 to 2005. Before joining the Company, Ms. Eisenberg was Senior Vice President, General Counsel and Corporate Secretary of J. Crew Group, Inc. from 1999 to 2001.

Anthony M. Romano, age 43. Mr. Romano has been Executive Vice President of Supply Chain since October, 2005, and from March, 2004 until that time, he was Executive Vice President of Corporate Operations. Prior thereto, he was Senior Vice President of Logistics and Purchasing from 1997 to 2004.

James M. Smith, age 44. Mr. Smith has been Executive Vice President, Chief Financial Officer and Treasurer since March, 2004. Prior thereto, he was Senior Vice President, Chief Financial Officer and Treasurer from 2001 to 2004 and Vice President, Controller and Assistant Treasurer from 1997 to 2001.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Compensation Philosophy

The Company’s compensation practices are designed to attract, retain and motivate highly talented, results-oriented executives of experience and ability, and to provide these executives with appropriate incentives to achieve the Company’s financial and strategic objectives. The Company’s compensation programs are designed to “pay for performance,” using a combination of annual base salary, a cash incentive compensation program that rewards executives for achievement of short-term objectives, and long-term incentive programs, including a long-term cash incentive compensation plan and equity incentive plans, that reward executives based on long-term corporate performance.

The Compensation Committee reviews the Company’s compensation practices and programs in consultation with a nationally recognized compensation consultant, which is engaged by the Compensation Committee and also performs other services for the Company, with the Compensation Committee’s approval. The Compensation Committee has the ultimate authority to engage and terminate the services of the compensation consultant. The compensation consultant assists the Compensation Committee in designing effective compensation programs, analyzing executive pay packages or contracts, and understanding the Company’s financial measures and how they relate to executive compensation. The compensation consultant also provides the Compensation Committee with information regarding industry compensation practices and developments and comparative data necessary to evaluate executive compensation. The Company believes its compensation programs are designed to achieve the goals of its strategic plan and to align management with stockholders’ interests.

An executive’s annual base salary generally is intended to be positioned within a range comparable to the competitive median salary (at the 50th percentile). The executive’s targeted total compensation, including long-term incentives, is keyed to performance and accordingly is generally intended to be positioned above the median, up to approximately the 75th percentile of competitive practice, only if performance objectives are achieved. The Company may make adjustments to this compensation range to attract or retain key executive officers. In determining an individual executive’s total compensation, consideration is given to, among other things, the executive’s experience and anticipated contribution to the Company, each component of his or her compensation, and compensation paid to like executives at other companies. No specific weight is given to any of these considerations. The other companies used in evaluating the competitive position of the Company’s compensation programs, as well as for evaluating the compensation of individual executives, consist of companies in the apparel and retail industries with revenues at a level similar to that of the Company, including companies among the Dow Jones U.S. Retailers, Apparel Index, to the extent information is available. The Compensation Committee also considered executive compensation at other companies, with a focus on compensation for executives with similar responsibilities and skill sets.

Annual Cash Compensation

As noted above, an executive’s base salary typically is set at an amount that is approximately at the median range of compensation for equivalent positions. Base compensation alone is less than the executive’s targeted total annual cash compensation level. A significant component of an executive’s total cash compensation consists of a short-term incentive bonus, which is intended to make executive compensation dependent on the Company’s performance and to provide executives with incentives to use their best efforts to cause the Company to achieve and exceed its strategic objectives. The Company’s performance-based incentive bonus plan is referred to as the Management Performance Compensation Plan (the “Performance Compensation Plan”).

For key executives of the Company (including the named executive officers), the Compensation Committee establishes an annual threshold net income target for the Company as a whole that must be achieved under the Performance Compensation Plan before such executives may receive a payout under such Plan for the year. For certain other executives of the Company, the performance objectives under the Performance Compensation Plan focus on divisional and corporate results so that a participant may also be rewarded for his or her contribution to the performance of a division (AnnTaylor Stores, AnnTaylor Loft and AnnTaylor Factory) of the Company. Accordingly, under the Performance Compensation Plan, incentive compensation may be paid to such executives if certain financial targets for such division are met.

Under the Performance Compensation Plan, an incentive compensation matrix is also established for each incentive period that provides for increased payments under the plan for exceeding plan targets. If the performance targets established under the Performance Compensation Plan are achieved, incentive compensation is paid such that, when added to the executive’s base compensation, the executive achieves his or her targeted total cash compensation level. If the performance targets are exceeded, the executive’s contribution to this performance is reflected by a greater incentive compensation payment under the plan. Similarly, failure to reach the stated performance objectives results in total cash compensation that is less than the executive’s targeted level.

In fiscal year 2005, only the AnnTaylor Factory division met certain of its financial targets established by the Compensation Committee under the Performance Compensation Plan. Accordingly, the Chief Executive Officer and the other named executive officers will not receive any payment under the Performance Compensation Plan for fiscal year 2005. Only executives whose goals were keyed to performance of the AnnTaylor Factory division will receive a payout based solely on the performance of that division.

Long-Term Compensation

The other principal components of executive compensation are the Company’s long-term incentive programs, which are intended to focus executives’ efforts on the Company’s earnings growth, long-term financial performance and enhancing the market value of the Company’s Common Stock. These objectives are achieved through both the prior long-term cash incentive compensation plan (the “Prior Long-Term Plan”) and the 2004 long-term cash incentive compensation plan (the “2004 Long-Term Cash Plan”), which provide for cash rewards for achievement of long-term financial targets, as well as through equity incentive plans, which give executives a financial interest as beneficial owners of Common Stock. The Prior Long-Term Plan is being phased out and replaced with the 2004 Long-Term Cash Plan.

The Compensation Committee designated as participants under the Prior Long-Term Plan for the 2003-2005 cycle the executives who are Senior Vice Presidents or above. Participation in the 2004 Long-Term Cash Plan is limited to only Executive Vice Presidents or above and certain Senior Vice Presidents who were participating under the Prior Long-Term Plan.

Under both the Prior Long-Term Plan and 2004 Long-Term Cash Plan, each year the Compensation Committee designates a consecutive three-year period as a “performance cycle” and establishes three-year performance targets that have to be achieved for incentive compensation to be paid under the plan at the end of the cycle. Under the Prior Long-Term Plan, the performance target was based on cumulative earnings per share, while under the 2004 Long-Term Cash Plan, the currently designated financial goals are return on invested capital and comparable store sales.

The Company exceeded the cumulative earnings per share target established under the Prior Long-Term Plan for the three-year performance cycle of fiscal years 2002-2004, and accordingly, payments with respect to that cycle were made in fiscal year 2005. The last potential payout under the Prior Long-Term Plan would have been in 2006 for the 2003-2005 three-year cycle, but no payments with respect to that cycle will be made because the Company did not achieve the designated cumulative earnings per share target.

The 2004 Long-Term Cash Plan commenced with the three-year cycle covering fiscal years 2004-2006, and the first potential payout under this Plan will be in 2007. It is anticipated that payments will not be earned with respect to the 2004-2006 cycle under the 2004 Long-Term Cash Plan.

Beginning in 2004 the Compensation Committee shifted annual equity grants for senior management from primarily stock options to a mix of stock options and restricted stock. The exercise price for stock options is set at a price equal to the market price of the Common Stock at the time of the grant. As a result, the options do not have any intrinsic value to the executive unless the market price of the Common Stock rises. The Company believes that stock options and restricted stock awards further align executives’ interests with those of stockholders and focus management on building long-term stockholder value. The Company may also make grants of shares of restricted stock as special recognition for executives who make a superior contribution to achievement of the Company’s goals, or in acknowledgment of an executive’s potential for advancement beyond his/her current position.

Analysis of 2005 Compensation of Chief Executive Officers

The Compensation Committee reviews the total compensation for the Company’s Chief Executive Officer annually and is responsible for establishing the compensation level, performance goals and benefits for the Chief Executive Officer. As part of its review, the Compensation Committee, in consultation with its compensation consultant, reviews a financial analysis of each component of the Chief Executive Officer’s compensation, including the maximum payments and historical compensation earned by such person, as well as the total compensation in the aggregate. The elements of compensation considered in the analysis include:

•	base salary;

•	annual cash bonus;

•	equity and long-term incentive compensation;

•	accumulated realized and unrealized stock option and restricted stock gains;

•	perquisites and other personal benefits; and

•	any earnings and accumulated payout obligations under the Company’s deferred compensation plan, if the Chief Executive Officer participates.

A tally sheet of certain key components of executive compensation is also generally reviewed by the Compensation Committee in connection with its analysis of the total compensation package.

As part of its analysis in determining the appropriate compensation for the Chief Executive Officer, the Compensation Committee also considers competitive data regarding salaries and incentives awarded to chief executives in the apparel and retail industry, as well as to chief executives with similar responsibilities and skill sets at other companies. In addition, since the Compensation Committee believes that a significant portion of the target compensation for the Chief Executive Officer should be represented by incentive, performance-based compensation, the Compensation Committee structures the Chief Executive Officer’s compensation package to include both cash and equity compensation that is tied to the financial performance of the Company.

Kay Krill

On October 1, 2005, Ms. Krill became Chief Executive Officer of the Company. In determining her compensation package in her new position, the Compensation Committee considered a variety of factors, including her proven record of success at the Company, her skills and expertise as a senior executive and merchant, her length of service with the Company and future objectives and challenges for the Company, as well as competitive data regarding salaries and incentives awarded to other chief executive officers in the Company’s industry and at other companies. In addition, the Compensation Committee received advice from its compensation consultant and reviewed a tally sheet taking into account key elements of her compensation. The Compensation Committee believes that based on its review of all components of her compensation, Ms. Krill’s total compensation is reasonable and in the best interest of the Company’s stockholders.

Under the employment agreement entered into with Ms. Krill effective upon her becoming Chief Executive Officer, Ms. Krill’s annual base salary was increased to $1,000,000, and she was awarded 200,000 time-vesting stock options. She was also granted 200,000 shares of time-vesting restricted stock and 200,000 shares of performance-vesting restricted stock, subject to stockholder approval of amendments to the Company’s 2003 Equity Incentive Plan at the Annual Meeting. See “Proposal 3—Approval of Amendments to the Company’s 2003 Equity Incentive Plan.” The 200,000 time-vesting stock options and the 200,000 shares of time-vesting restricted stock vest and become exercisable in three equal installments on each of October 1, 2006, 2007 and 2008. The 200,000 shares of performance-vesting restricted stock also vest in three equal installments on each of March 15, 2007, 2008 and 2009 upon the attainment of certain corporate performance goals keyed to earnings per share.

In addition, during Ms. Krill’s term of employment with the Company and during any severance period, the Company will maintain a supplemental life insurance policy on behalf of Ms. Krill that provides for a death benefit equal to no less than $7 million. Ms. Krill is also entitled to receive up to $25,000 annually for financial, tax and real estate planning. Ms. Krill does not participate in or receive any benefits under the Company’s deferred compensation plan.

For fiscal year 2005, Ms. Krill’s target performance percentage under the Performance Compensation Plan was 80% of her base salary and, under the Prior Long-Term Plan and the 2004 Long-Term Cash Plan, 50% of her base salary. For fiscal year 2006, her target performance percentage will be 100% of her base salary under the Performance Compensation Plan and 50% of her base salary under the 2004 Long-Term Cash Plan.

Ms. Krill will not receive any bonus payments under the Performance Compensation Plan for fiscal year 2005 or under the Prior Long-Term Plan for the three-year performance cycle of fiscal years 2003-2005 as the Company did not achieve the required financial targets. Since the Company exceeded its cumulative earnings per share target established under the Prior Long-Term Plan for the three-year performance cycle of fiscal years 2002-2004, Ms. Krill received a payment in fiscal year 2005 with respect to that cycle.

J. Patrick Spainhour

In connection with Mr. Spainhour’s retirement as Chairman and Chief Executive Officer of the Company effective September 30, 2005, Mr. Spainhour and the Company entered into a Retirement Agreement described below under “Executive Compensation—Employment, Separation and Change in Control Agreements—Spainhour Retirement Agreement” setting forth, consistent with his employment agreement, certain financial terms relating to Mr. Spainhour’s retirement. Mr. Spainhour will not receive any payments under the Performance Compensation Plan for fiscal year 2005 or under the Prior Long-Term Plan for the three-year performance cycle of fiscal years 2003-2005 since the Company did not achieve its financial targets under those plans.

The Compensation Committee believes that the compensation provided to Mr. Spainhour under the Retirement Agreement is reasonable.

Compliance with Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally disallows deductions to publicly traded companies for compensation paid to its named executive officers in excess of $1,000,000 in a taxable year. However, Section 162(m) provides certain exceptions, including an exception for “performance-based compensation,” paid pursuant to the terms of a compensation plan if certain requirements are satisfied. The Company believes that compensation paid under the Prior Long-Term Plan and 2004 Long-Term Cash Plan and the Performance Compensation Plan qualifies as performance-based compensation under Section 162(m) and thus compensation in excess of $1 million that is paid to the named executive officers pursuant to these plans should be deductible to the Company. However, if compliance with Section 162(m) regulations conflicts with the Company’s compensation philosophy or with what is believed to be the best interests of the Company and its stockholders, the Compensation Committee may conclude that paying non-deductible compensation is more consistent with its compensation philosophy and in the Company’s and the stockholders’ best interests. Certain shares of restricted stock that were previously granted to Ms. Krill vested during fiscal year 2005, and thus her total non-performance-based compensation for 2005 exceeded the limits imposed by Section 162(m) for deductibility by the Company of compensation paid to a named executive officer. In addition, in connection with her promotion to Chief Executive Officer in October 2005, Ms. Krill received, subject to stockholder approval of amendments to the Company’s 2003 Equity Incentive Plan at the Annual Meeting, time-vesting restricted shares of Company common stock that would not be considered performance-based compensation under Section 162(m) when they vest. Ms. Weil, Senior Executive Vice President and Chief Operating Officer, received a sign-on bonus and a guaranteed bonus under the Performance Management Plan for fiscal year 2005 that would not qualify as performance-based compensation under Section 162(m), and, as a result, Ms. Weil’s total non-performance-based compensation for fiscal year 2005 exceeded the limits imposed by Section 162(m). See “Executive Compensation—Employment, Separation and Change in Control Agreements—Weil Employment Agreement.”

Dale W. Hilpert (Chairperson)

Wesley E. Cantrell

Robert C. Grayson

Linda A. Huett

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

As of the Record Date, there were no Compensation Committee interlocks.

EXECUTIVE COMPENSATION

The following Table sets forth compensation information for fiscal years 2005, 2004 and 2003 for the Company’s Chief Executive Officers and the four next most highly compensated executive officers. All share numbers in this Table have been adjusted for the May, 2002 and May, 2004 stock splits of the Common Stock.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation						Long Term Compensation
								Awards			Payouts
		Salary ($)	Bonus ($)(a)			Other Annual Compensation ($)		Restricted Stock Awards ($) (b)(c)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)(d)
Kay Krill (e) President, Chief Executive Officer and a Director	2005 2004 2003	$966,417 842,500 705,000	$	— 805,600 1,000,000		$233,770 64,575 65,866	(f) (h) (j)	$6,077,905 3,261,110 1,584,000	(g) (i) (k)	248,750 202,500 202,500	$684,000 — —	$3,213 3,055 3,165

Laura Weil (l) Senior Executive Vice President and Chief Operating Officer	2005 2004 2003	233,333 — —		900,000 — —	(m)	— — —		2,009,250 — —	(n)	175,000 — —	— — —	— — —

Anthony Romano Executive Vice President, Supply Chain	2005 2004 2003	480,457 348,333 284,500		— 76,190 157,818		— — —		579,410 269,460 75,000	(o) (p) (q)	48,000 22,500 33,750	155,520 — —	3,356 3,044 3,129

James M. Smith Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	377,919 360,000 304,167		100,000 78,307 130,727	(r)	— — —		153,420 269,460 75,000	(s) (t) (u)	15,000 22,500 33,750	159,840 — —	3,164 3,038 3,044

Barbara K. Eisenberg Executive Vice President and General Counsel	2005 2004 2003	352,500 310,833 285,833		— 15,564 125,744		— — —		255,700 224,550 75,000	(v) (w) (x)	22,500 15,000 33,750	113,400 — —	3,206 3,031 3,031

J. Patrick Spainhour (y) Former Chairman and Chief Executive Officer	2005 2004 2003	633,333 950,000 883,693		— 167,428 972,800		— — —		— 812,600 1,624,000	(z) (aa)	— 90,000 75,000	684,000 — —	1,963 3,000 2,781

(a)	Unless otherwise indicated, bonus awards were earned pursuant to the Company’s Performance Compensation Plan.

(b)	All restricted shares vest upon the occurrence of an “Acceleration Event” as defined in the applicable plan. In addition, grantees are entitled to receive dividends on these restricted shares if any dividends are paid by the Company on its Common Stock.

(c)	As of January 28, 2006, each of the individuals listed below held the following aggregate numbers and values of unvested restricted stock: Ms. Krill, 350,980 shares ($12,017,555); Ms. Weil, 75,000 shares ($2,568,000); Mr. Smith, 18,563 shares ($635,597); Mr. Romano, 34,438 shares ($1,179,157); and Ms. Eisenberg 18,625 shares ($637,720). The number of unvested restricted shares for Ms. Krill includes the 200,000 time-vesting restricted shares of Common Stock further described in footnote (g) below but does not include the 200,000 performance-vesting restricted shares of Common Stock set forth in the table entitled, “Long Term Incentive Plans Awards in Fiscal Year 2005” in this Proxy Statement.

(d)	Represents contributions made by the Company on behalf of the named executive officers to its 401(k) Savings Plan.

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(e)	Ms. Krill became President and Chief Executive Officer of the Company on October 1, 2005, upon the retirement of Mr. Spainhour as Chairman and Chief Executive Officer on September 30, 2005.

(f)	Represents $104,200 attributable to the value of legal and other related services in connection with the negotiation of the Krill Agreement, $46,449 for the value of car service, $2,125 for the value of tax planning services and insurance, and $80,996 for reimbursement of taxes with respect to certain of these amounts.

(g)	Represents the market value on the date of the grant of 16,500 time-vesting restricted shares of Common Stock granted to Ms. Krill on March 15, 2005 and 200,000 time-vesting restricted shares of Common Stock granted to Ms. Krill on November 17, 2005 pursuant to the Krill Agreement. The value of these shares as of January 28, 2006 was $7,412,960. The grant of the 200,000 time-vesting restricted shares of Common Stock is subject to stockholder approval of amendments to the Company’s 2003 Equity Incentive Plan at the Annual Meeting. See “Proposal 3—Approval of Amendments to the Company’s 2003 Equity Incentive Plan.” Ms. Krill’s right to the 16,500 time-vesting restricted shares vest on each of the first four anniversaries of the grant date. Ms. Krill’s right to the 200,000 time-vesting restricted shares of Common Stock vests on each of the first three anniversaries of October 1, 2005.

(h)	Represents $41,751 attributable to the value of car service and $22,824 for reimbursement of taxes with respect to car service.

(i)	Represents the market value on the date of the grant of 31,500 time-vesting and 100,000 performance-vesting restricted shares of Common Stock granted to Ms. Krill on March 8, 2004 and November 4, 2004, respectively. The value of these shares as of January 28, 2006 was $4,502,560. Ms. Krill’s right to the 31,500 time-vesting restricted shares vest on each of the first four anniversaries of the grant date. If the Company meets certain performance goals, Ms. Krill’s right to 33,333 of the performance-vesting shares vests on each of March 15, 2006 and 2007, and the remaining 33,334 shares vest on March 15, 2008. Her right to the 33,333 shares that was to vest on March 15, 2006 was forfeited since the Company did not meet the performance goals relating to the vesting of those shares.

(j)	Represents $42,063 attributable to the value of car service and $23,803 for reimbursement of taxes with respect to car service.

(k)	Represents the market value on the date of grant of 15,000 and 52,500 time-vesting restricted shares of Common Stock granted to Ms. Krill on March 11, 2003 and January 29, 2004, respectively. The value of these shares as of January 28, 2006 was $2,311,200. Ms. Krill’s right to the 15,000 shares vests on each of the first four anniversaries of the grant date. Her right to the 52,500 shares vest on each of the first three anniversaries of the grant date.

(l)	Ms. Weil became Chief Operating Officer of the Company on October 3, 2005.

(m)	Represents $700,000 payable under the Company’s Performance Compensation Plan and a $200,000 sign-on bonus awarded to Ms. Weil pursuant to the Weil Agreement. See “Executive Compensation—Employment, Separation and Change in Control Agreements—Weil Agreement.”

(n)	Represents the market value on October 3, 2005, the date of the grant, of 75,000 time-vesting restricted shares of Common Stock granted to Ms. Weil under the Weil Agreement. See “Executive Compensation—Employment, Separation and Change in Control Agreements—Weil Agreement.” The value of these shares as of January 28, 2006 was $2,568,000. Ms. Weil’s right to 50% of the 75,000 shares vests on each of March 31, 2006 and 2007.

(o)	Represents the market value on the date of the grant of 8,000 time-vesting and 15,000 time-vesting restricted shares of Common Stock granted to Mr. Romano on March 15, 2005 and May 11, 2005, respectively. The value of these shares as of January 28, 2006 was $787,520. Mr. Romano’s right to the 23,000 shares vests on each of the first four anniversaries of the respective grant dates.

(p)	Represents the market value, on March 8, 2004, the date of grant, of 9,000 time-vesting restricted shares of Common Stock granted to Mr. Romano. The value of these shares as of January 28, 2006 was $308,160. Mr. Romano’s right to the 9,000 shares vests on each of the first four anniversaries of the grant date.

(q)	Represents the market value, on March 11, 2003, the date of grant, of 6,000 time-vesting restricted shares of Common Stock granted to Mr. Romano. The value of these shares as of January 28, 2006 was $205,440. Mr. Romano’s right to the 6,000 shares vests on each of the first four anniversaries of the grant date.

(r)	Represents a retention bonus awarded to Mr. Smith under the Smith Agreement. See “Executive Compensation—Employment, Separation and Change in Control Agreements—Smith Agreement.”

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(s)	Represents the market value, on March 15, 2005, the date of the grant, of 6,000 time-vesting restricted shares of Common Stock granted to Mr. Smith. The value of these shares as of January 28, 2006 was $205,440. Mr. Smith’s right to the 6,000 shares vests on each of the first four anniversaries of the grant date.

(t)	Represents the market value, on March 8, 2004, the date of grant, of 9,000 time-vesting restricted shares of Common Stock granted to Mr. Smith. The value of these shares as of January 28, 2006 was $308,160. Mr. Smith’s right to the 9,000 shares vests on each of the first four anniversaries of the grant date.

(u)	Represents the market value, on March 11, 2003, the date of grant, of 6,000 time-vesting restricted shares of Common Stock granted to Mr. Smith. The value of these shares as of January 28, 2006 was $205,440. Mr. Smith’s right to the 6,000 shares vests on each of the first four anniversaries of the grant date.

(v)	Represents the market value, on March 15, 2005, the date of grant, of 10,000 time-vesting restricted shares of Common Stock granted to Ms. Eisenberg. The value of these shares as of January 28, 2006 was $342,400. Ms. Eisenberg’s right to the 10,000 shares vests on each of the first four anniversaries of the grant date

(w)	Represents the market value, on March 8, 2004, the date of grant, of 7,500 time-vesting restricted shares of Common Stock granted to Ms. Eisenberg. The value of these shares as of January 28, 2006 was $256,800. Ms. Eisenberg’s right to the 7,500 shares vests on each of the first four anniversaries of the grant date.

(x)	Represents the market value, on March 11, 2003, the date of grant, of 6,000 time-vesting restricted shares of Common Stock granted to Ms. Eisenberg. The value of these shares as of January 28, 2006 was $205,440. Ms. Eisenberg’s right to the 6,000 shares vests on each of the first four anniversaries of the grant date.

(y)	Mr. Spainhour’s employment with the Company terminated upon his retirement, effective September 30, 2005. See “Executive Compensation—Employment, Separation and Change in Control Agreements—Spainhour Retirement Agreement” below for a description of Mr. Spainhour’s Retirement Agreement with the Company.

(z)	Represents the market value on May 21, 2004, the date of grant, of 30,000 time-vesting restricted shares of Common Stock. The value of these shares as of January 28, 2006, was $1,027,200. Mr. Spainhour’s right to the 30,000 shares was to vest on each of the first four anniversaries of the grant date. On October 24, 2005, the unvested portion of these restricted shares of Common Stock vested in accordance with the Spainhour Retirement Agreement. See “Executive Compensation—Employment, Separation and Change in Control Agreements—Spainhour Retirement Agreement.”

(aa)	Represents the market value on December 1, 2003, the date of grant, of 60,000 time-vesting restricted shares of Common Stock. The value of these shares as of January 28, 2006, was $2,054,400. Mr. Spainhour’s right to the 60,000 shares was to vest on each of the first four anniversaries of the grant date. On October 24, 2005, the unvested portion of these restricted shares of Common Stock vested in accordance with the Spainhour Retirement Agreement. See “Executive Compensation—Employment, Separation and Change in Control Agreements—Spainhour Retirement Agreement.”

The following Table sets forth certain information with respect to stock options awarded during fiscal year 2005 to the named executive officers listed in the Table entitled “Summary Compensation Table,” and these option grants are also reflected in such Table. In accordance with Commission rules, the hypothetical realizable values for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company’s future performance and prospects.

Stock Options Granted in Fiscal Year 2005

Name	# of Securities Underlying Options Granted (a)		% of Total # of Options Granted to Employees in Fiscal 2005	Exercise Price ($/ Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (b)
						5% ($)	10% ($)
Kay Krill	48,750		2.42%	$25.58	3/15/2015	$783,453	$1,986,172
	200,000	(c)	9.94	28.49	11/17/2015	3,515,028	8,972,207
Laura Weil	175,000	(d)	8.70	26.55	10/03/2015	2,990,415	7,513,863
Anthony Romano	18,000		0.89	25.58	3/15/2015	289,275	733,356
	30,000		1.49	25.14	5/11/2015	466,982	1,190,329
James M. Smith	15,000		0.75	25.58	3/15/2015	241,063	611,130
Barbara K. Eisenberg	22,500		1.12	25.58	3/15/2015	361,594	916,695
J. Patrick Spainhour	—		—	—	—	—	—

(a)	Except as otherwise noted, options vest 1/4 per year on each of the first four anniversaries of the date of grant, subject to earlier vesting upon the occurrence of an “Acceleration Event” as defined in the applicable plan.

(b)	These columns show the hypothetical realizable value of the options at the end of the ten-year term of the options, assuming that the market price of the Common Stock subject to the options appreciates in value at the annual rate indicated in the Table, from the date of grant to the end of the option term.

(c)	Options vest 1/3 per year on each of the first three anniversaries of the date of grant, subject to earlier vesting upon the occurrence of an “Acceleration Event” as defined in the applicable plan.

(d)	Options vest 50% per year on each of March 31st of 2006 and 2007.

The following Table shows the (i) number of shares of Common Stock acquired by each named executive officer upon the exercise of Company stock options during fiscal year 2005, (ii) aggregate dollar value realized by each named executive officer upon such exercise, based upon the fair market value of the Common Stock on the date of exercise, (iii) number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each named executive officer at the end of fiscal year 2005, and (iv) value of all such options that were “in the money” (i.e., the market price of the Common Stock was greater than the exercise price of the options) at the end of fiscal year 2005.

Aggregate Option Exercises in Fiscal 2005

and Fiscal Year End Option Values

Name	No. of Shares Acquired on Exercise of Stock Options	$ Value Realized Upon Exercise of Options	No. of Shares Underlying Unexercised Options at End of Fiscal 2005 Exercisable/ Unexercisable	$ Value of Unexercised In-the-Money Options at End of Fiscal 2005 Exercisable/ Unexercisable (a)
Kay Krill	—	$ —	209,687 / 528,438	$3,059,841 / 4,520,300
Laura Weil	—	—	0 / 175,000	0 / 1,345,750
Anthony Romano	28,126	325,944	5,625 / 93,000	23,175 / 1,057,229
James Smith	13,500	212,424	77,062 / 62,813	1,350,603 / 807,120
Barbara K. Eisenberg	23,625	268,369	12,188 / 57,375	189,986 / 721,837
J. Patrick Spainhour	1,700,250	15,306,886	197,250 / 0	1,793,494 / 0

(a)	Calculated based on the closing market price of the Common Stock of $34.24 on January 28, 2006, the last trading day in fiscal year 2005, less the amount required to be paid upon exercise of the option.

As described in the Compensation Committee Report above, under the Company’s 2004 Long-Term Cash Plan, each year the Compensation Committee designates a consecutive three-year period as a “performance cycle” and establishes three-year performance targets that must be achieved for incentive compensation to be paid under such plan at the end of the cycle. The following Table indicates the incentive compensation payments that the named executive officers would be entitled to receive under the 2004 Long-Term Cash Plan if the Company achieves the performance objectives established by the Compensation Committee for the three-year performance cycle comprising fiscal years 2005 to 2007. Target awards are expressed as a percentage of the named executive officer’s annual base salary in effect at the time of payment of the award. Payments under the 2004 Long-Term Cash Plan may exceed these target amounts, up to twice the targeted amount, if the Company exceeds the performance objectives, and may be less than the target amounts if the Company does not achieve the performance objectives. The Table below also includes a grant of 200,000 performance-vesting restricted shares of Common Stock awarded to Ms. Krill pursuant to the Krill Agreement, subject to stockholder approval of amendments to the Company’s 2003 Equity Incentive Plan at the Annual Meeting. See “Proposal 3—Approval of Amendments to the Company’s 2003 Equity Incentive Plan.”

Long Term Incentive Plans

Awards in Fiscal Year 2005

Name	Number of Shares		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non-Stock-Price-Based Plans (a)
				Threshold	Target	Maximum
Kay Krill	—		02/03/08	$270,000	$540,000	$1,080,000
	200,000	(b)	03/15/09	—	—	—
Laura Weil	—		02/03/08	151,200	302,400	604,800
Anthony Romano	—		02/03/08	85,015	170,100	340,200
James M. Smith	—		02/03/08	61,722	123,444	246,888
Barbara K. Eisenberg	—		02/03/08	58,320	116,640	333,280
J. Patrick Spainhour	—		—	—	—	—

(a)	The dollar value of the estimated payout is based on an estimated annual salary at maturation of award. Amounts payable under the 2004 Long-Term Cash Plan are based on the performance by the Company, as measured by comparable store sales combined average growth and average return on invested capital. The target award is expressed as a percentage of the individual’s estimated annual salary, which is 50% for Ms. Krill, 40% for Ms. Weil and 30% for Mr. Smith, Mr. Romano and Ms. Eisenberg.

(b)	Represents 200,000 performance-vesting restricted shares of Common Stock awarded to Ms. Krill on November 17, 2005 pursuant to the Krill Agreement. 66,666 of those shares are eligible to vest on March 15, 2007, and 66,667 are eligible to vest on March 15th of each of 2008 and 2009, in each case subject to the attainment by the Company of specified corporate performance goals keyed to earnings per share with respect to the applicable fiscal year. The grant of the 200,000 performance-vesting restricted shares of Common Stock is subject to stockholder approval of amendments to the Company’s 2003 Equity Incentive Plan at the Annual Meeting. See “Proposal 3—Approval of Amendments to the Company’s 2003 Equity Incentive Plan.”

Pension Plan

Ann Taylor maintains a defined benefit retirement plan (as amended from time to time, the “Pension Plan”) for the benefit of its employees and those of its wholly-owned subsidiaries, which is intended to qualify under Section 401(a) of the Code. Originally, the Pension Plan provided for calculation of benefits based on a “cash balance” formula. Effective January 1, 1998, the Pension Plan provides for calculation of benefits based on a “career average” formula instead of a cash balance formula (although a participant’s accrued benefit can never be less than the benefit he or she had accrued as of December 31, 1997, if any, under the cash balance formula). Under the “career average” formula, each participant’s service and annual earnings are used to determine his or her annual pension accrual. If a participant has 10 or fewer years with Ann Taylor and its subsidiaries, his or her pension will accrue, for each year of participation in the Pension Plan, at a rate of 1.25% of his or her current year’s IRS Form W-2 compensation (not including severance pay and certain fringe benefits) up to the Social Security Wage Base (“Wage Base”) plus 1.6% of any such compensation that exceeds the Wage Base, up to the maximum amount permitted by the Code. Upon completion of more than 10 years of service, the participant’s annual pension accrual increases to 1.6% of the current year’s pay, up to the Wage Base, plus 1.95% of any compensation over the Wage Base, up to the maximum amount permitted by the Code. No more than 35 years of service will be taken into account under the Pension Plan. Pension benefits are fully vested after the earlier of (i) five years of service, (ii) attainment of age 65 while still an active employee or (iii) upon termination of employment by reason of death or disability while still an active employee. Under the Code, the annual compensation that may be taken into account for purposes of calculating benefits under the Pension Plan is limited to $200,000 (indexed for inflation; the indexed limit is $210,000 for calendar year 2005 and $220,000 for calendar year 2006). For fiscal year 2005, all named executive officers have annual compensation which exceeds this amount and the calculation of benefits for those executives is based on the lower plan limitation amount.

As of December 31, 2005, the estimated monthly retirement benefit, payable as a monthly life annuity, that would be payable to each named executive officer who was a participant in the Pension Plan during fiscal year 2005, assuming (i) no future increases to the maximum compensation limit under the Code of $220,000 or the Social Security Wage Base for 2006 of $94,200 and (ii) retirement and the commencement of benefit payments at age 65, is as follows: Ms. Krill, $7,350; Ms. Weil, $5,097; Mr. Romano, $8,892; Mr. Smith, $9,406; Barbara K. Eisenberg, $2,141; and J. Patrick Spainhour, $5,272. These benefits would not be subject to any reduction for social security or other offset amounts.

Employment, Separation and Change in Control Agreements

Krill Employment Agreement. The Company has an employment agreement with Ms. Krill (the “Krill Agreement”), which expires on October 1, 2008, with automatic one-year renewal terms unless either party advises the other that it does not wish to extend the term by delivery of a Non-Renewal Notice to the other party. Under the Krill Agreement, Ms. Krill will serve as Chief Executive Officer of the Company, and for as long as Ms. Krill is employed as such, the Company will nominate her for re-election as a member of the Board.

Under the Krill Agreement, Ms. Krill is entitled to an annual base salary of at least $1,000,000. She is also entitled to participate in the Company’s annual bonus, long-term incentive and stock-incentive plans, as well as other Company benefit programs. In addition, the Company will maintain a supplemental life insurance policy on behalf of Ms. Krill, which provides for a death benefit equal to no less than $7,000,000. Ms. Krill was also awarded 200,000 time-vesting stock options, 200,000 time-vesting restricted shares and 200,000 performance-vesting restricted shares of Common Stock as more fully described under the “Compensation Committee Report” and “Executive Compensation” sections of this Proxy Statement.

If Ms. Krill’s employment is terminated by the Company without Cause, by Ms. Krill for Good Reason, or if such agreement expires as a result of a Non-Renewal Notice provided by the Company, in each case prior to the occurrence of a Change in Control of the Company (as such terms are defined in the Krill Agreement), Ms. Krill shall be entitled to receive for the greater of the remainder of the term of the Krill Agreement or 18 months, monthly cash severance based on her annual salary plus her average annual bonus over the prior three fiscal years (or lesser period so as to exclude any year prior to fiscal year 2006). Upon such termination, all equity awards granted on or after October 1, 2005 (the Effective Date of the Krill Agreement) will fully vest, except that in the case of performance-based restricted stock, only that portion of the award that is eligible to vest on March 15 following the end of the fiscal year of termination will vest and then only on a pro rata basis based on actual performance for the year. All equity awards granted prior to October 1, 2005 will continue to be governed by the terms of Ms. Krill’s prior employment agreement with the Company and the individual award agreements under which such awards were granted. The Company will also provide medical and health coverage to Ms. Krill for the longer of the remainder of the term of the Krill Agreement or 18 months, but in no event beyond the second calendar year following the year in which the date of termination of employment occurs.

If termination of Ms. Krill’s employment occurs upon her Disability (as such term is defined in the Krill Agreement), Ms. Krill is entitled to receive for a period of 18 months, monthly cash severance payments based on her salary plus her average annual bonus for the prior three fiscal years, less any disability payments she would have received under the Company’s short-term or long-term disability plans. During such 18-month period, Ms. Krill will also be entitled to receive medical and welfare benefits. In addition, the stock options and time-vested restricted stock granted to her under the Krill Agreement fully vest, and her performance-based restricted stock eligible to vest based on the performance of the Company during the fiscal year in which her employment terminates, will vest pro rata based on the Company’s actual performance for the fiscal year. Equity awards previously granted to her outside the Krill Agreement, remain subject to her prior employment agreement or the individual award agreements under which such awards were granted.

If the termination follows a Change in Control, Ms. Krill shall be entitled to receive a lump-sum cash severance equal to three times the sum of her annual salary plus a bonus component (including bonuses under the

Performance Compensation Plan, the Prior Long-Term Plan and the 2004 Long-Term Cash Plan), the calculation of which will depend upon whether the termination occurs prior to or after the end of fiscal year 2006. In addition, the equity awards granted to her under the Krill Agreement will vest upon a Change in Control and become exercisable in accordance with the respective plans and award agreements under which such awards were granted.

If any payments or benefits received by Ms. Krill would be subject to the “golden parachute” excise tax under the Code, the Company has agreed to pay Ms. Krill such additional amounts as may be necessary to place her in the same after-tax position as if the payments had not been subject to the excise tax.

The Krill Agreement imposes restrictive covenants on Ms. Krill relating to non-competition and non-solicitation of Company employees following her termination.

Weil Employment Agreement. The Company has a letter agreement with Ms. Weil (the “Weil Agreement”), pursuant to which Ms. Weil was employed on October 3, 2005 as Senior Executive Vice President and Chief Operating Officer of the Company.

Under the Weil Agreement, Ms. Weil is entitled to receive an annual base salary of $700,000 and a sign-on bonus of $200,000, which bonus must be repaid to the Company in full if she voluntarily leaves the Company within one year of her employment, other than for Good Reason (as defined in the Weil Agreement).

Ms. Weil is also eligible to participate in the Company’s annual bonus, long-term incentive and stock-incentive plans, as well as other Company benefit programs. Under the Weil Agreement, the Company guaranteed Ms. Weil a bonus of $700,000 for fiscal year 2005 under the Performance Compensation Plan, provided she is employed by the Company on the date payment under such plan is made.

Under the Weil Agreement, the Company granted Ms. Weil 175,000 time-vesting stock options and 75,000 time-vesting shares of restricted stock. Such stock options become exercisable and the restrictions on such award of restricted stock will lapse 50% on March 31st of each of 2006 and 2007. The Company also agreed to grant Ms. Weil, subject to Compensation Committee approval, 50,000 performance-vesting stock options and 50,000 performance-vesting restricted stock.

If the Company terminates Ms. Weil without Cause or if she voluntarily leaves for Good Reason (as such terms are defined in the Weil Agreement), Ms. Weil will be entitled to receive a minimum severance equal to 12 months of her base salary at the termination date, subject to entering into a severance agreement including a general release, confidentiality obligations and restrictions on soliciting or hiring the Company’s employees. Upon such termination, the stock options and restricted stock granted to Ms. Weil under the Weil Agreement will continue to vest in accordance with their respective vesting schedules as if no such termination had occurred, and such stock options will remain exercisable until the 90th day after the final vesting date. If Ms. Weil’s employment terminates following a Change in Control (as defined in the Company’s Special Severance Plan), Ms. Weil will be covered by the terms of the Special Severance Plan further described in the section below entitled “Change in Control Agreements.”

Smith Employment Agreement. The Company has a letter agreement with Mr. Smith (the “Smith Agreement”), under which he is entitled to receive an annual base salary of $381,000 and was paid a retention bonus of $100,000, which he must repay if he voluntarily resigns from the Company prior to June 1, 2006.

Under the Smith Agreement, if the Company terminates Mr. Smith without Cause, he is entitled to receive a severance payment in an amount equal to his annual base salary at the time of termination, payable over a 12-month period from the date of termination, subject to Mr. Smith executing a general release. In addition, Mr. Smith is entitled to receive medical and health coverage during such 12-month period.

Spainhour Retirement Agreement. The Company and Mr. Spainhour entered into a letter agreement, dated March 16, 2005 (the “Spainhour Retirement Agreement”), under which Mr. Spainhour retired from his position as Chairman of the Board and Chief Executive Officer of the Company on September 30, 2005 (“Retirement Date”).

Under the Spainhour Retirement Agreement, in consideration of Mr. Spainhour executing a release waiving all claims Mr. Spainhour may have against the Company, its affiliates and their respective officers, directors, shareholders, successors and assigns, Mr. Spainhour is entitled to receive payment of (i) an amount equal to $2,229,261 (representing 15 months salary and average bonus) during a fifteen month period beginning on the Retirement Date and ending on December 31, 2006 (the “Compensation Period”), (ii) a pro-rata portion of the 2005 fiscal year bonus, if any, that he would have been entitled to receive under the Company’s Management Performance Compensation Plan had his employment not terminated, based on the portion of fiscal year 2005 that Mr. Spainhour was employed by the Company (payable at the time, if any, that active employees in such plan are paid), (iii) continuation of medical and life insurance coverage during the Compensation Period, and (iv) cash incentive payments, if any, that he would have received with respect to the fiscal 2003-2005 performance cycle under the Company’s Prior Long-Term Plan (payable at the time, if any, that active employees in such plan are paid). Mr. Spainhour will not receive any payments under the Performance Compensation Plan for fiscal year 2005 or under the Prior Long-Term Plan for the 2003-2005 performance cycle.

In addition, as of October 24, 2005 (the “Release Effective Date”), Mr. Spainhour’s stock options became fully vested and remain outstanding until 90 days following the end of the Compensation Period (or the normal expiration date of the options, if earlier) in accordance with their terms. Any options remaining unexercised after such date (or the normal expiration date of the option, if earlier) shall be cancelled at such time. In addition, restricted stock awards held by Mr. Spainhour on the Retirement Date vested on the Release Effective Date.

As of the Retirement Date, the Spainhour Retirement Agreement superseded the employment agreement that was then in effect between Mr. Spainhour and the Company (the “Spainhour Employment Agreement”), and provided that, other than the obligation to continue to indemnify Mr. Spainhour with respect to services performed during the term of his employment, no further benefits will be paid thereunder. Mr. Spainhour, however, remains subject to the confidentiality, non-compete and non-solicitation provisions contained in the Spainhour Employment Agreement. In the event Mr. Spainhour violates any of these provisions or takes any action which materially violates the terms of the Spainhour Retirement Agreement, he immediately forfeits his right to any future payments or any benefits under the Spainhour Retirement Agreement, and all options will no longer be exercisable and would be cancelled immediately. Mr. Spainhour further agreed not to take any action that was intended to damage the business or reputation of the Company or any of its affiliates and their respective officers, directors, shareholders, successors and assigns, or that interfered with, impaired or disrupted the normal operations of the Company or any of its affiliates and their respective officers, directors, shareholders, successors and assigns.

Change in Control Agreements. Ms. Weil, Messrs. Romano and Smith, and Ms. Eisenberg as well as certain other officers and key employees of the Company and its subsidiaries, are eligible to receive benefits under the Company’s special severance plan (the “Special Severance Plan”) in the event of a qualifying termination of their employment within two years following a “change in control” of the Company (as defined in the Special Severance Plan).

A qualifying termination of employment under the Special Severance Plan means (1) a termination by the Company other than for “Cause,” or (2) a termination by the employee for “Good Reason” (as each such term is defined in the Special Severance Plan).

In the event of a qualifying termination of employment, the Company will pay such executive a lump-sum cash payment equal to the sum of his or her base salary in effect immediately prior to such qualifying termination, plus the average of the annual bonuses earned in the three years immediately preceding the year in which the change in control occurs (or, if higher, the year in which the qualifying termination occurs), multiplied by two and a half. Following a qualifying termination of employment, the Company will also provide welfare and fringe benefits for Ms. Weil, Messrs. Smith and Romano, and Ms. Eisenberg for two and a half years as if they had continued to be employed by the Company.

If any payments or benefits made under the Special Severance Plan to Ms. Weil, Messrs. Romano and Smith, and Ms. Eisenberg would be subject to any “golden parachute” excise tax imposed pursuant to the Code, the Company is required to pay such additional amounts as may be necessary to place the executive in the same after-tax position as if the benefits or payments had not been subject to the excise tax.

Equity Compensation Plan Information

The following Table sets forth information with respect to shares of Company Common Stock that may be issued under the Company’s existing equity compensation plans as of January 28, 2006.

Equity Compensation Plan Information As of January 28, 2006	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (i)	2,737,506	$25.69	484,987	(ii)
Equity compensation plans not approved by security holders (iii)	2,001,543	20.24	615,180	(iv)
Total	4,739,049	23.39	1,100,167

(i)	Consists of 1992 Stock Option and Restricted Stock and Unit Award Plan, the 2003 Equity Incentive Plan (“2003 Plan”) and the Associate Discount Stock Purchase Plan (“ADSPP”).

(ii)	Includes 429,854 shares of Common Stock available for issuance under the ADSPP and 55,133 shares of Common Stock available for issuance under the 2003 Plan (after deducting 50,000 performance-vesting shares of restricted stock and 50,000 performance-vesting stock options awarded to Ms. Weil pursuant to the Weil Agreement, upon Compensation Committee approval in March 2006, subject to stockholder approval of Proposal 3).

(iii)	Consists of the 2000 Stock Option and Restricted Stock and Unit Award Plan (“2000 Plan”) and the 2002 Stock Option and Restricted Stock and Unit Award Plan (“2002 Plan”) and the time-vesting equity awards granted to Ms. Weil under the Weil Agreement.

(iv)	Includes 181,775 shares of Common Stock available for issuance under the 2000 Plan and 433,405 shares available for issuance under the 2002 Plan.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

From time to time, stockholders of the Company submit proposals that they believe should be voted on by the stockholders. The Commission has adopted regulations that govern the inclusion of such proposals in the Company’s proxy materials.

In accordance with Rule 14a-8 under the Exchange Act, any stockholder proposals intended to be presented at the 2007 Annual Meeting of Stockholders must be received by the Company no later than November 23, 2006 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to that meeting.

Section 10 of Article II of the Company’s Bylaws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company other than matters set forth in the Notice of Meeting, such stockholder must have given timely prior written notice to the Corporate Secretary of the Company of such stockholder’s intention to bring such business before the meeting. To be timely for the 2007 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to April 27, 2007, which will be the anniversary date of the prior year’s meeting (or if the meeting date for the 2007 Annual Meeting is not within thirty days before or after the anniversary date of the prior year’s meeting, then not later than the tenth day following the first to occur of the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and address of the stockholder, the class and number of shares of Common Stock beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed.

Stockholders may recommend candidates for nomination to the Board of Directors for consideration by the Nominating and Corporate Governance Committee by submitting in writing the names and required supporting information described below to: Corporate Secretary, AnnTaylor Stores Corporation, 7 Times Square, New York, NY 10036. Such recommendation must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including the name, age, address, occupation, and class and number of shares of Common Stock beneficially owned by the proposed nominee and the name, address and class and number of shares of Common Stock beneficially owned by such stockholder, together with a description of the proposed nominee’s qualifications, other relevant biographical data, and the written consent of the proposed nominee to serve, if elected. Section 9 of Article II of the Company’s Bylaws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described above is given and on the record date for the annual meeting, and must have given timely prior written notice to the Corporate Secretary of the Company.

All the director candidates, including those recommended by stockholders, are evaluated on the same basis. The Nominating and Corporate Governance Committee will review any candidate recommended by the stockholders of the Company in light of the Committee’s criteria for selection of new directors. As part of this responsibility, the Committee shall be responsible for conducting, subject to applicable law, any inquiries into the background and qualifications of any candidate for the Board of Directors and such candidate’s compliance with the independence and other qualification requirements established by the Committee in accordance with the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee will consider (in consultation with the Chairman of the Board) and recruit candidates to fill positions on the Board, including vacancies resulting from the removal, resignation or retirement of any Director, an increase in the size of the Board of Directors or otherwise. In considering potential nominees to the Board, the Nominating and Corporate Governance Committee evaluates each potential candidate against its then-current criteria for selecting new directors, which reflect at a minimum any requirements of applicable law or listing standards, as well as consideration of a candidate’s strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and principles of diversity. In addition, the Nominating and Corporate Governance Committee will consider each potential candidate in light of the core competencies that the Committee believes should be represented on the Board of Directors and will also consider the mix of directors and their individual skills, experiences and diverse perspectives, to ensure that the composition of the Board is appropriate to carry out its purposes.

The Company’s Nominating and Corporate Governance Committee is also authorized, at the Company’s expense, to retain search firms to identify candidates, including for purposes of performing “background reviews” of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking. The Committee retained a leading search firm this past year to assist the Company in identifying potential Directors.

ADDITIONAL INFORMATION

Copies of the Company’s 2005 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company with this Proxy Statement.

NEW YORK, NEW YORK

March 23, 2006

Exhibit A

THE ANNTAYLOR STORES CORPORATION

2003 EQUITY INCENTIVE PLAN, AS AMENDED AS OF MARCH 9, 2006

1. Purpose.

This 2003 Equity Incentive Plan (the “Plan”) is intended to encourage stock ownership by employees of AnnTaylor Stores Corporation (the “Corporation”), its divisions and Subsidiary Corporations, so that they may acquire or increase their proprietary interest in the Corporation, and to encourage such employees to remain in the employ of the Corporation, its divisions and Subsidiary Corporations, and to put forth maximum efforts for the success of the business. The Plan is also intended to encourage directors of the Corporation who are not employees or officers of the Corporation or its Subsidiary Corporations (“Eligible Directors”) to acquire or increase their proprietary interest in the Corporation and to further promote and strengthen the interest of such Eligible Directors in the development and financial success of the Corporation and to assist the Corporation in attracting and retaining highly qualified directors.

2. Definitions.

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a)	“CAUSE” used in connection with the termination of employment or service of a Grantee, shall, unless otherwise determined by the Committee, mean a termination of employment or service of the Grantee by the Corporation or a division or Subsidiary Corporation due to (i) the Grantee’s failure to render services in accordance with the terms of such Grantee’s employment or service, which failure amounts to a material neglect of such Grantee’s duties, (ii) the commission by the Grantee of an act of fraud, misappropriation (including, without limitation, the unauthorized disclosure of confidential or proprietary information) or embezzlement, or (iii) a conviction of or guilty plea or confession to any felony.

(b)	“CODE” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“COMMON STOCK” shall mean shares of the Corporation’s Common Stock, par value $.0068 per share.

(d)	“DISABILITY” shall mean a Grantee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

(e)	“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

(f)	“EXECUTIVE OFFICER” shall mean an officer of the Corporation who is an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act.

(g)	“FAIR MARKET VALUE” per share as of a particular date shall mean (i) the closing sales price per share of Common Stock as reported on the New York Stock Exchange (or if the shares of Common Stock are not then traded on such exchange, on the principal national securities exchange on which they are then traded) for the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then traded on a national securities exchange but are traded on an over-the-counter market, the average of the closing bid and asked prices for the shares of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of such Common Stock in such market, or (iii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee (as defined in Section 3 hereof) in its discretion may determine.

(h)	“GRANTEE” shall mean a person to whom an Option, Restricted Stock Award or Restricted Unit Award has been granted.

(i)	“INCENTIVE STOCK OPTION” shall mean an Option that is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

(j)	“NONSTATUTORY STOCK OPTION” shall mean an Option that is not intended to be an Incentive Stock Option.

(k)	“OPTION” shall mean the right, granted to a Grantee pursuant to Section 6, to purchase a specified number of shares of Common Stock, on the terms and subject to the restrictions set forth in this Plan and by the Committee upon the grant of the Option to the Grantee.

(l)	“PERFORMANCE GOAL” shall mean the specific objectives that may be established by the Committee, from time to time, with respect to an award granted under the Plan, which objectives may be based on one or more of the following, determined in accordance with generally accepted accounting principles, as applicable: revenue; comparable store sales; gross margin; operating profit; earnings before all or any of interest, taxes, depreciation and/or amortization; cash flow; working capital; return on equity, assets, capital or investment; market share; sales (net or gross) measured by store, product line, territory, operating or business unit, customers, or other category; earnings or book value per share of Common Stock; earnings from continuing operations; net worth; turnover in inventory; levels of expense, cost or liability by store, product line, territory, operating or business unit or other category; appreciation in the price of Common Stock; total shareholder return (stock price appreciation plus dividends); and implementation of critical projects or processes. Where applicable, the Performance Goal may be expressed in terms of attaining a specified level of the selected criterion or the attainment of a percentage increase or decrease in the selected criterion, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Performance Goals may relate to the performance of a store, business unit, product line, division, territory, or the Corporation or a combination thereof.

(m)	“RESTRICTED SHARE” shall mean a share of Common Stock, awarded to a Grantee pursuant to Section 7, that is subject to the terms and restrictions set forth in this Plan and by the Committee upon the award of the Restricted Share to the Grantee.

(n)	“RESTRICTED UNIT” shall mean the right, awarded to a Grantee pursuant to Section 7, to receive a share of Common Stock or an amount in cash equal to the Fair Market Value of one share of Common Stock, on the terms and subject to the restrictions set forth in this Plan and by the Committee upon the award of the Restricted Unit to the Grantee.

(o)	“RETIREMENT” shall mean a Grantee’s voluntary termination of employment with the Corporation and its Subsidiary Corporations after age 65 with at least 5 years of service with the Corporation or its Subsidiary Corporations.

(p)	“SUBSIDIARY CORPORATION” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the employer corporation if, at the time of granting an Option, Restricted Stock Award or Restricted Unit Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration.

The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”). The Committee shall consist solely of two or more members of the Board, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code, a “nonemployee director” within the meaning of Rule 16b-3, as from time to time amended, promulgated under

Section 16 of the Exchange Act, and an “independent director” within the meaning of the New York Stock Exchange Listed Company Manual.

The Committee shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Options and to make awards of Restricted Shares and Restricted Units (“Restricted Stock Awards” and “Restricted Unit Awards,” respectively, and sometimes collectively with the grant of Options, “Grants”); to determine the purchase price of the shares of Common Stock covered by each Option (the “Option Price”); to determine the persons to whom, and the time or times at which, Options, Restricted Stock Awards and Restricted Unit Awards shall be granted; to determine the number of shares to be covered by each Option and to determine the number of Restricted Shares and Restricted Units to be covered by each Restricted Stock Award and Restricted Unit Award; to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the agreements (which need not be identical) entered into in connection with grants of Options (“Option Agreements”) and Restricted Stock Awards and Restricted Unit Awards (“Restricted Award Agreements”); and to make all other determinations deemed necessary or advisable for the administration of the Plan. Notwithstanding the foregoing (but subject to the provisions of Section 6(j)), the Committee shall not have the authority to reduce the exercise price for any Option by repricing or replacing such Option unless the Corporation shall have obtained the prior consent of its stockholders.

The determinations of the Committee shall be binding and conclusive on all parties. The Committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. The Committee shall have the authority in its discretion to delegate to specified officers of the Corporation the power to make Grants, including, without limitation, to determine the terms of such Grants, and the power to extend the exercisability of Options pursuant to Section 6(f), 6(g) or 8(f) or 8(g) hereof, in each case consistent with the terms of this Plan (but only to the extent permissible under Section 409A of the Code, hereinafter, “Section 409A” and the provisions of Section 157 of the Delaware General Corporations Law) and subject to such restrictions, if any, as the Committee may specify when making such delegation; provided that the delegates shall not have authority to make Grants to, or extend the exercisability of Options held by, such delegates or any Executive Officer.

No member of the Board or Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Grant made hereunder.

4. Eligibility.

Options, Restricted Stock Awards and Restricted Unit Awards may be granted to employees (including, without limitation, officers who are employees) of the Corporation or its present or future divisions and Subsidiary Corporations, and to Eligible Directors. In determining the persons to whom Options, Restricted Stock Awards and Restricted Unit Awards shall be granted and the number of shares to be covered by each Option and the number of Restricted Shares and Restricted Units to be covered by each Restricted Stock Award and Restricted Unit Award, the Committee shall take into account the duties of the respective persons, their present and potential contributions to the success of the Corporation and such other factors as the Committee shall deem relevant in connection with accomplishing the purpose of the Plan. A person to whom an Option has been granted hereunder is sometimes referred to herein as an “Optionee.”

A Grantee shall be eligible to receive more than one Grant during the term of the Plan, but only on the terms and subject to the restrictions hereinafter set forth.

5. Stock.

The shares of Common Stock subject to Options and Restricted Stock Awards hereunder may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Corporation. Subject to the next sentence, the aggregate number of shares of Common Stock as to which Options, Restricted Shares and Restricted Units may be granted from time to time under this Plan shall not exceed 5,500,000, of which no more than an aggregate of 1,760,000 shares may be used for grants of Restricted Shares and Restricted Units. The limitations established by the preceding sentence shall be subject to adjustment as provided in Section 6(j) or 7(f) hereof, as applicable. Under the Plan, no single employee may be granted Options covering more than 600,000 shares of Common Stock or Restricted Stock and Restricted Unit Awards (constituting performance based compensation within the meaning of Section 162(m) of the Code) covering more than 200,000 shares of Common Stock (subject to any adjustments pursuant to Section 6(j) or 7(f) hereof, as applicable) during any fiscal year of the Corporation.

If any shares subject to an Option grant or Restricted Stock Award are forfeited, canceled, exchanged or surrendered or if a Grant otherwise terminates or expires without a distribution of shares to the Grantee, the shares of Common Stock with respect to such Grant shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Grants under the Plan. If any Restricted Units are forfeited, canceled, exchanged or surrendered or if a Restricted Unit Award otherwise terminates or expires without any payment being required to be made with respect to any of the Restricted Units subject thereto, then such Restricted Units (and, if applicable, the Common Stock subject thereto) shall, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for Grants under the Plan. Notwithstanding the foregoing, the shares of Common Stock available for Grants under the Plan shall be reduced by the following: (i) shares tendered in payment of the exercise price of an award and (ii) shares tendered or withheld in respect of tax withholding obligations.

6. Terms and Conditions of Options.

Each Option granted pursuant to the Plan shall be evidenced by a written Option Agreement between the Corporation and the Optionee, which agreement shall comply with and be subject to the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

(a)	NUMBER OF SHARES. Each Option Agreement shall state the number of shares of Common Stock to which the Option relates. The number of shares subject to any Option shall be subject to adjustment as provided in Section 6(j) hereof.

(b)	TYPE OF OPTION. Each Option Agreement shall specifically state whether the Option is intended to be an Incentive Stock Option.

(c)	OPTION PRICE. Each Option Agreement shall state the Option Price, which shall be not less than one hundred percent (100%) of the Fair Market Value of the shares of Common Stock of the Corporation on the date of grant of the Option. The Option Price shall be subject to adjustment as provided in Section 6(j) hereof. The date on which the Committee adopts a resolution expressly granting an Option shall be considered the day on which such Option is granted, unless such resolution expressly provides for a specific later date.

(d)	MEDIUM AND TIME OF PAYMENT. The Option Price shall be paid in full, at the time of exercise, (i) in cash, (ii) in shares of Common Stock having a Fair Market Value equal to such Option Price provided that such shares have been held by the Grantee for at least six months prior to such exercise, (iii) in a combination of cash and shares provided that such shares have been held by the Grantee for at least six months prior to such exercise, or (iv) in the sole discretion of the Committee, through a cashless exercise procedure involving a broker; provided, however, that such method and time for payment shall be permitted by and be in compliance with applicable law.

(e)	TERM AND EXERCISE OF OPTIONS. Except as provided in Section 6(j) hereof or unless otherwise determined by the Committee (but subject to Section 9), the shares covered by an Option shall become exercisable over such period, in cumulative installments or otherwise, or upon the satisfaction of such Performance Goals or other conditions, as the Committee shall determine; provided, however, that the Committee shall have the authority to accelerate the exercisability of all or any portion of any outstanding Option at such time and under such circumstances as it, in its sole discretion, deems appropriate, and provided further, however, that such exercise period shall not (i) be earlier than one year from the date of grant of such Option (subject to Section 6(j)(2)), and (ii) exceed 10 years from the date of grant of such Option. The exercise period shall be subject to earlier termination as provided in Sections 6(f) and 6(g) hereof. An Option may be exercised, as to any or all full shares of Common Stock as to which the Option has become exercisable, by giving written notice of such exercise to the Secretary of the Corporation; provided, however, that an Option may not be exercised at any one time as to fewer than 100 shares (or such number of shares as to which the Option is then exercisable if such number of shares is less than 100).

(f)	TERMINATION. Except as provided in this Section 6(f) and in Section 6(g) hereof (and except as otherwise provided in the applicable award agreement), an Option may not be exercised unless the Optionee is then in the employ or service of the Corporation or one of its divisions or Subsidiary Corporations, and unless the Optionee has remained continuously so employed or in service since the date of grant of the Option. In the event that the employment or service of an Optionee shall terminate or cease other than by reason of death, Disability, Retirement or a termination by the Company for Cause, all Options theretofore granted to such Optionee that are exercisable at the time of such termination may, to the extent not theretofore exercised or canceled, be exercised at any time within the earlier of when the Options expire pursuant to Section 6(e) hereof and three (3) months after such termination of employment or cessation of service, as applicable; provided, however, that the Committee may in its discretion extend the period for exercise of such Options to a date later than three (3) months after such separation or cessation date, but in any event not beyond the earlier of (i) date on which the Option would otherwise expire pursuant to Section 6(e) hereof and (ii) the date beyond which the Option would be treated as nonqualified deferred compensation for purposes of Section 409A. Notwithstanding the foregoing, if the employment of an Optionee shall terminate voluntarily by the Optionee or by the Company for Cause, all Options theretofore granted to such Optionee shall, to the extent not theretofore exercised, terminate on the day following termination.

(g)	DEATH, DISABILITY OR RETIREMENT OF OPTIONEE. If an Optionee shall die while employed by or in service to the Corporation or a Subsidiary Corporation, or if the Optionee’s employment or service shall terminate or cease by reason of Disability or Retirement, all Options theretofore granted to such Optionee, to the extent exercisable on the date of death or separation, may be exercised by the Optionee or by the Optionee’s estate or by a person who acquired the right to exercise such Option by bequest or inheritance or otherwise by reason of the death or Disability of the Optionee, at any time within three (3) years after the date of death or termination by reason of Disability or Retirement, or at such later time as the Committee may in its discretion determine (subject to compliance with Section 409A), but in any event not beyond the date on which the Option would otherwise expire pursuant to Section 6(e) hereof.

(h)

NONTRANSFERABILITY OF OPTIONS. Options granted under the Plan shall not be transferable except (i) by will or the laws of descent and distribution, or (ii) as specifically provided below in this Section (6)(h). Any Optionee may transfer Nonstatutory Stock Options to members of his or her Immediate Family (as defined below) if (x) the Option Agreement pursuant to which the Nonstatutory Stock Option was granted so provides, (y) such agreement was approved by the Board or the Committee, and (z) the Optionee does not receive any consideration for the transfer. “Immediate Family” means children, grandchildren, and spouse of the Optionee (including domestic partners under applicable law) or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners. Any Nonstatutory Stock Option agreement may be amended to provide for the transferability feature as outlined above, provided that such amendment is approved by the Board or the Committee. Any Nonstatutory Stock Option not granted pursuant to an Option Agreement expressly permitting its transfer shall not be transferable. During the lifetime of the Optionee, Options may be exercised only by the Optionee, the guardian or legal representative of the Optionee, or the transferee as permitted under this Section 6(h).

(i)	SPECIAL PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS. The provisions of this Section 6(i) shall apply to the grant of Incentive Stock Options, notwithstanding any other provision of the Plan to the contrary. Only employees of the Corporation or any Subsidiary Corporation may be granted Incentive Stock Options under the Plan. In the case of any Incentive Stock Option, to the extent the aggregate Fair Market Value (determined at the time such Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under the Plan and all other Incentive Stock Option plans of the Corporation and any Subsidiary Corporation) exceeds $100,000, such Option shall be treated as a Nonstatutory Stock Option. In no event shall any employee who, at the time such employee would otherwise be granted an Option, owns (within the meaning of Section 424(d) of the Code) stock of the Corporation or any Subsidiary Corporation possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Subsidiary Corporation, be eligible to receive an Incentive Stock Option under the Plan. To the extent an Incentive Stock Option is exercised more than three months following the termination of the Grantee’s employment (other than a termination resulting from the Grantee’s death or Disability), such Option shall be treated as a Nonstatutory Stock Option.

(j)	EFFECT OF CERTAIN CHANGES. (1) In the event that any dividend or other distribution is declared (whether in the form of cash, Common Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Committee shall adjust, (1) the number and kind of shares of stock which may thereafter be issued in connection with Options hereunder, (2) the number and kind of shares of stock or other property issued or issuable in respect of outstanding Options, (3) the exercise price, grant price or purchase price relating to any award, and (4) the limitations set forth in Section 5; in such manner as it deems appropriate, in its sole discretion, to prevent the dilution or enlargement of rights; provided that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code. Any fractional shares resulting from such adjustment shall be disregarded.

(2) If an Acceleration Event (as defined below) shall occur while unexercisable Options remain outstanding under the Plan, such Options not theretofore exercisable by their terms shall become exercisable in full. An “Acceleration Event” shall occur if:

(A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than any person who on the date hereof is a director or officer of the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, or any corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities;

(B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (A) or (C) of this Section 6(j)(2) whose election by the Board or nomination for election by the Corporation’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(C) there is consummated a merger or consolidation of the Corporation with any other entity other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; or

(D) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets.

Following the Acceleration Event, the Committee may provide for the cancellation of all Options then outstanding. Upon such cancellation, the Corporation shall make, in exchange for each such Option, a payment either in (i) cash; (ii) shares of the successor entity; or (iii) some combination of cash or shares thereof, at the discretion of the Committee, and in each case in an amount per share subject to such Option equal to the difference between the per share exercise price of such Option and the Fair Market Value of a share of Common Stock on the date of the Acceleration Event.

(3) In the event of a change in the Common Stock of the Corporation as presently constituted which is limited to a change of all of its authorized shares with par value into the same number of shares with a different par value or without par value, the shares resulting from any such change shall be deemed to be the Common Stock within the meaning of the Plan.

(4) The foregoing adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

(5) Except as hereinbefore expressly provided in this Section 6(j), the Optionee shall have no rights by reason of any subdivision or consolidation of shares of stock of any class or the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger, or consolidation or spin-off of assets or stock of another corporation; and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structures or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

(k)	RIGHTS AS A STOCKHOLDER. An Optionee or a transferee of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 6(j) hereof.

(l)

PERFORMANCE GOALS. The Committee may determine that the vesting and/or payment of an Option shall be made subject to one or more Performance Goals. Performance Goals established by the Committee may be different with respect to different Grantees. The Committee shall have the authority to make equitable adjustments to any Performance Goal in recognition of unusual or nonrecurring events affecting the Corporation, its financial statements or its shares, in response to change in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital charges. With respect to Options granted to Executive Officers, the vesting and/or payment of which are to be made subject to Performance Goals, the Committee may comply with the applicable provisions of Section 162(m) of the Code, including, without limitation, those provisions relating to the pre-establishment and certification of such Performance Goals. With respect to Grantees who are not Executive Officers, Performance Goals may also include such individual objective or subjective performance criteria as the Committee may, from time to time, establish. Performance Goals applicable to any Option may include a threshold level of performance below which no portion of such Grant shall become vested and/or payable, and levels of performance at which specified percentages of such Grant shall become vested and/or payable.

(m)	OTHER PROVISIONS. The Option Agreements authorized under the Plan may contain such other provisions, including, without limitation, the imposition of (1) restrictions upon the exercise of an Option and (2) provisions that will result in the forfeiture of an Option and/or the shares acquired thereunder in the event the Optionee breaches covenants relating to non-competition, confidentiality and non-solicitation of employees and customers, as the Committee shall deem advisable.

7. Terms and Conditions of Restricted Stock Awards and Restricted Unit Awards.

Each Restricted Stock Award and Restricted Unit Award granted under the Plan shall be evidenced by a written Restricted Award Agreement between the Corporation and the Grantee, which agreement shall comply with, and be subject to, the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Committee, in its discretion, shall establish):

(a)	NUMBER OF SHARES AND UNITS. The Committee shall determine the number of Restricted Shares to be awarded to a Grantee pursuant to the Restricted Stock Award and the number of Restricted Units to be awarded to a Grantee pursuant to a Restricted Unit Award.

(b)	NONTRANSFERABILITY. Except as set forth in subsections (f) and (h) of this Section 7, a Grantee may not sell, assign, transfer, pledge, hypothecate or otherwise dispose of any Restricted Shares or Restricted Units awarded to said Grantee under this Plan, or any interest therein, except by will or the laws of descent and distribution, until the Restricted Period (as defined below) shall have elapsed, which Restricted Period shall be subject to Section 9 hereof. The Committee may also in its discretion impose such other restrictions and conditions on Restricted Shares and Restricted Units awarded as it deems appropriate including, without limitation, the imposition of provisions that will result in the forfeiture of Restricted Shares and Restricted Units in the event the Grantee breaches covenants relating to non-competition, confidentiality and non-solicitation of employees and customers. In determining the Restricted Period of an award, the Committee may provide that the restrictions shall lapse with respect to specified percentages of the awarded shares or units on successive anniversaries of the date of such award or upon the satisfaction of such other conditions as the Committee may impose, including, without limitation, the attainment of one or more Performance Goals. Subject to the occurrence of an Acceleration Event, as defined in Section 6(j)(2) (in which case the Restricted Period with respect to Restricted Stock Awards shall immediately end and the Restricted Period with respect to Restricted Units shall immediately end if permissible under Section 409A), the Restricted Period shall not end with respect to a Restricted Stock Award or a Restricted Unit Award prior to one year following the date of grant, except for the Restricted Period of a Restricted Stock Award of 200 shares or less (as such shares may be appropriately adjusted by the Committee in the event of any change as set forth in Section 6(j)), which may end earlier than one year, but no earlier than 30 days following the date of grant. In no event shall the Restricted Period end with respect to a Restricted Stock Award or Restricted Unit Award prior to the satisfaction by the Grantee of any liability arising under Section 8 hereof. Any attempt to dispose of any Restricted Shares in contravention of any such restrictions shall be null and void and without effect. The period during which such restrictions on transfer, and such other restrictions as the Committee may impose, are in effect is referred to as the “Restricted Period”.

(c)

CERTIFICATES REPRESENTING RESTRICTED SHARES. The Corporation shall not be required to issue stock certificates representing Restricted Shares awarded to a Grantee until the Restricted Period related to such shares has lapsed. If any stock certificates representing Restricted Shares awarded pursuant to a Restricted Stock Award are issued prior to the lapse of the Restricted Period, such stock certificate shall bear an appropriate legend referring to such restrictions. Such certificates may be retained by the Corporation during the Restricted Period.

(d)	TERMINATION. If the Grantee’s continuous employment or service with the Corporation or any of its divisions or Subsidiary Corporations shall terminate for any reason prior to the expiration of the Restricted Period applicable to any Restricted Shares or Restricted Units granted to such Grantee, or prior to the satisfaction of any other conditions established by the Committee applicable to such Grant, any such Restricted Shares or Restricted Units then remaining subject to restrictions (after taking into account the provisions of subsections (f) and (h) of this Section 7) shall thereupon be forfeited by the Grantee and any such Restricted Shares shall be transferred to, and reacquired by, the Corporation or its Subsidiary Corporation at no cost to the Corporation or the Subsidiary Corporation. In such event, the Grantee, or in the event of his/her death, his/her personal representative, shall, with respect to any such shares, forthwith deliver to the Secretary of the Corporation any stock certificates in the possession of the Grantee or the Grantee’s representative representing the Restricted Shares remaining subject to such restrictions, accompanied by such instruments of transfer, if any, as may reasonably be required by the Secretary of the Corporation.

(e)	RIGHTS AS A STOCKHOLDER. Upon receipt by a Grantee of a Restricted Stock Award, the Grantee shall possess all incidents of ownership of the Restricted Shares (subject to subsection (b) of this Section 7), including, without limitation, the right to receive or reinvest dividends (to the extent declared by the Corporation) with respect to such shares and to vote such shares.

(f)	EFFECT OF CERTAIN CHANGES. The number of Restricted Shares or Restricted Units subject to a Grant shall be appropriately adjusted by the Committee in the event of any circumstance described in Section 6(j)(1). Upon the occurrence of an Acceleration Event, as defined in Section 6(j)(2), all restrictions then outstanding with respect to a Restricted Stock Award shall automatically expire and be of no further force and effect. Upon the occurrence of an Acceleration Event, as defined in Section 6(j)(2), all restrictions then outstanding with respect to a Restricted Unit Award shall automatically expire and be of no further force and effect, and full payment in respect of such Restricted Unit Award shall be made as soon as practicable thereafter, but only if permissible under Section 409A; if such settlement is not permissible under Section 409A, then settlement shall occur in accordance with the other terms of the Restricted Unit Award.

(g)	PERFORMANCE GOALS. The Committee may determine that the vesting and/or payment of a Restricted Stock Award or a Restricted Unit Award shall be made subject to one or more Performance Goals. Performance Goals established by the Committee may be different with respect to different Grantees. The Committee shall have the authority to make equitable adjustments to any Performance Goal in recognition of unusual or nonrecurring events affecting the Corporation, its financial statements or its shares, in response to change in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the acquisition, disposition or discontinuance of a business or a segment of a business, or related to a change in accounting principles, or to reflect capital charges. With respect to Restricted Stock Awards or Restricted Unit Awards granted to Executive Officers, the vesting and/or payment of which are to be made subject to Performance Goals, the Committee may comply with the applicable provisions of Section 162(m) of the Code, including, without limitation, those provisions relating to the pre-establishment and certification of such Performance Goals. With respect to Grantees who are not Executive Officers, Performance Goals may also include such individual objective or subjective performance criteria as the Committee may, from time to time, establish. Performance Goals applicable to any Restricted Stock Award or Restricted Unit Award may include a threshold level of performance below which no portion of such Grant shall become vested and/or payable, and levels of performance at which specified percentages of such Grant shall become vested and/or payable.

(h)	OTHER PROVISIONS. The Committee shall have the authority (and the Restricted Award Agreement may so provide) to cancel all or any portion of any outstanding restrictions and conditions prior to the expiration of the Restricted Period with respect to all or part of a Restricted Stock Award or Restricted Unit Award on such terms and conditions as the Committee may deem appropriate, provided that any such cancellation with respect to Restricted Unit Awards shall only be made in compliance with the provisions of Section 409A. The Restricted Award Agreements authorized under this Plan shall contain such other provisions not inconsistent with the terms hereof as the Committee shall deem advisable. Restricted Unit Awards shall be granted with terms and conditions which comply with the provisions of Section 409A and shall be administered and interpreted in a manner which causes such Restricted Unit Awards to continue to comply with the applicable provisions of Section 409A.

8. Withholding Taxes.

When a Grantee or other person becomes entitled to receive shares of Common Stock pursuant to the exercise of an Option or upon the lapse of restrictions relating to a Restricted Stock Award, or to receive a cash payment with respect to a Restricted Unit Award upon the lapse of restrictions relating thereto, the Corporation shall have the right to require the Grantee or such other person to remit to the Corporation an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Unless otherwise prohibited by the Committee or by applicable law, satisfaction of the withholding tax obligation may be accomplished by any of the following methods or by a combination of such methods: (a) tendering a cash payment, (b) authorizing the Corporation to withhold from the shares of Common Stock or cash otherwise payable (1) one or more of such shares having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the minimum withholding tax obligation or (2) cash in an amount less than or equal to the amount of the total withholding tax obligation and (c) delivering to the Corporation shares of Common Stock (provided that such shares shall have been held for at least six months) having an aggregate Fair Market Value, determined as of the date the withholding tax obligation arises, less than or equal to the amount of the total withholding tax obligation.

9. Special Vesting Provisions. To the extent that an Option is to become exercisable, or an award of Restricted Shares or Restricted Units is to vest, based upon the continued employment of the Grantee, such award shall become exercisable or vest (as the case may be) pursuant to a schedule that provides for exercisability or vesting at a rate no more rapid than in three equal increments on each of the first three anniversaries of the date of grant (subject to earlier exercisability or vesting upon an Acceleration Event or as may provided in an award agreement with respect to the grantee’s death, Disability, Retirement or termination without Cause).

10. Term of Plan.

Unless terminated earlier by the Board, the term of this Plan shall be 10 years from the date the Plan was adopted. No Option, Restricted Stock Award or Restricted Unit Award shall be granted pursuant to this Plan later than May 1, 2013, but Options, Restricted Shares and Restricted Units theretofore granted may extend beyond that date in accordance with their terms.

11. Amendment and Termination of the Plan.

The Board may, at any time and from time to time, suspend, terminate, modify or amend the Plan. Except as provided in Section 6 hereof, no suspension, termination, modification or amendment of the Plan may adversely affect any Grant previously made, unless the written consent of the Grantee is obtained. Furthermore, except as provided in Section 6 hereof, no modification or amendment of the Plan shall be made that, without the approval of stockholders, would:

(a) increase the total number of shares reserved for the purpose of the Plan;

(b) reduce the exercise price for Options by repricing or replacing such Grants; or

(c) otherwise require approval under applicable law or the rules of the New York Stock Exchange (or such other national stock exchange upon which the Common Stock is listed).

The Committee shall not have the authority to cancel any outstanding Option and issue a new Option in its place with a lower exercise price; provided, however, that this sentence shall not prohibit an exchange offer whereby the Corporation provides certain Grantees with an election to cancel an outstanding Option and receive a grant of a new Option at a future date if such exchange offer only occurs with stockholder approval. Notwithstanding the foregoing, the Committee shall have the authority to amend the Plan and any award made hereunder to the extent necessary to cause the Plan or such award to comply with the provisions of Section 409A and such amendment shall not require the consent of the Grantee.

12. Effective Date.

The Plan was initially adopted on March 11, 2003 by the Board of Directors. The Plan has been amended from time to time thereafter, through March 9, 2006, except that the amendments to the first paragraph of Section 5 shall only become effective if the Corporation’s stockholders approve such amendments at the Company’s 2006 Annual Meeting.

13. Miscellaneous.

(a)	EFFECT OF HEADINGS. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b)	COMPLIANCE WITH LEGAL REQUIREMENTS. The Plan and the other obligations of the Corporation under the Plan and any agreement shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Corporation, in its discretion, may postpone the issuance or delivery of Common Stock under any Grant as the Corporation may consider appropriate, and may require any Grantee to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Common Stock in compliance with applicable laws, rules and regulations.

(c)	NO RIGHT TO CONTINUED EMPLOYMENT. Nothing in the Plan or in any agreement entered into pursuant hereto shall confer upon any Grantee the right to continue in the employ or service of the Corporation or any of its divisions or Subsidiary Corporations, to be entitled to any remuneration or benefits not set forth in the Plan or such agreement or to interfere with or limit in any way the right of the Corporation or such division or Subsidiary Corporation to terminate such Grantee’s employment.

(d)	GRANTEE RIGHTS. No Grantee shall have any claim to be made any Grant under the Plan, and there is no obligation for uniformity of treatment for Grantees. Except as provided specifically herein, a Grantee or a transferee of a Grant shall have no rights as a stockholder with respect to any shares covered by any Grant until the date of the issuance of a stock certificate for such shares.

(e)	BENEFICIARY. A Grantee may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Grantee, the executor or administrator of the Grantee’s estate shall be deemed to be the Grantee’s beneficiary.

14. Governing Law.

The Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its principles of conflicts of law.

ANNTAYLOR STORES CORPORATION

PROXY AND VOTING INSTRUCTION CARD FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 27, 2006

To the extent the undersigned holds shares of Common Stock, par value $.0068 per share, of AnnTaylor Stores Corporation (the “Company”) as a registered shareholder, the undersigned hereby appoints Barbara K. Eisenberg and James M. Smith, and each of them, proxies with full power of substitution to represent the undersigned at the Annual Meeting of Stockholders to be held at the Company’s offices, 7 Times Square, 5th Floor, New York, New York, 10036 on April 27, 2006 at 9:00 a.m. local time and to vote, as provided below, all the shares of Common Stock of the Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof, with all power which the undersigned would possess if personally present. The undersigned hereby revokes any proxies submitted previously with respect to such Annual Meeting.

To the extent the undersigned holds shares of Common Stock of the Company through participation in the AnnTaylor Associate Discount Stock Purchase Plan and/or the AnnTaylor 401(k) Savings Plan, the undersigned is hereby providing non-binding instructions to the respective plan administrator on how to vote the shares which the undersigned is entitled to vote in connection with the Annual Meeting of Stockholders. If a signed proxy card is not returned and received by April 24, 2006, (i) in the case of shares held through the Associate Discount Stock Purchase Plan, the custodian shall vote such shares in its discretion, subject to applicable regulations and (ii) in the case of Company shares held though the 401(k) Savings Plan, the trustee shall not vote such shares.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR ALL NOMINEES” LISTED AND “FOR” THE OTHER PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ   FOLD AND DETACH HERE   Δ

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN (1) AND “FOR” PROPOSALS (2), (3) and (4).	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

				FOR	AGAINST	ABSTAIN
(1) Election of the following nominees as Class III Directors:			(2) Approve the amendment of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 120,000,000 shares to 200,000,000 shares.	☐	☐	☐
01 Wesley E. Cantrell	FOR all nominees ☐	WITHHOLD AUTHORITY to vote for all nominees ☐
02 Kay Krill				FOR	AGAINST	ABSTAIN
03 Barbara A. Turf			(3) Approve certain amendments to the Company’s 2003 Equity Incentive Plan.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
(INSTRUCTION: To withhold authority to vote for one or more individual nominee(s), write that nominee’s name in the space provided below.)			(4) Ratify the engagement of Deloitte & Touche LLP as independent auditors for fiscal year 2006.	☐	☐	☐
_____________________________

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Signature	Signature	Dated

Please mark, date, sign and return this proxy in the enclosed envelope. Please sign as name appears hereon. When signing as agent, attorney, executor, administrator, guardian or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each.

Δ   FOLD AND DETACH HERE   Δ

ADMISSION TICKET

Annual Meeting of Stockholders

Thursday, April 27, 2006

9:00 a.m. Local Time

Company Offices

7 Times Square, 5th Floor

New York, NY 10036

If you attend the Annual Meeting of Stockholders,

please bring this Admission Ticket as well

as a form of government issued photo identification.

Non-Transferable	Non-Transferable